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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

USG CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

USG Corporation 550 West Adams Street Chicago, Illinois 60661
Founded in 1902

April 3, 2014

Dear Fellow Stockholder:

       It is a pleasure to invite you to the 2014 USG Corporation annual meeting of stockholders. The meeting will be held at 9:00 a.m., Chicago time, on Wednesday, May 14, 2014 at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676. The attached Notice of Annual Meeting of Stockholders and Proxy Statement discuss the items scheduled for a vote by stockholders at the meeting.

       U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders over the Internet. As a result, most of our stockholders will receive in the mail a notice regarding availability of the proxy materials for the annual meeting on the Internet instead of paper copies of those materials. The notice regarding availability of proxy materials contains instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how stockholders can receive paper copies of the proxy materials, including a proxy or voting instruction form. This process should expedite stockholders' receipt of proxy materials, lower the cost of our annual meeting and help to conserve natural resources.

       It is important that your shares be represented at the annual meeting, whether or not you plan to attend the meeting. Please vote your shares over the Internet or by telephone. If you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy or voting instruction form you received. Brokers may not vote your shares on the election of directors or the advisory vote on the compensation of our named executive officers at the meeting in the absence of specific voting instructions from you.

       Please vote your shares as soon as possible. This is your annual meeting, and your participation is important.

Sincerely,

James S. Metcalf
 Chairman of the Board, President
and Chief Executive Officer

USG CORPORATION
550 West Adams Street
Chicago, Illinois 60661-3676

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

       The 2014 USG Corporation annual meeting of stockholders will be held at our corporate headquarters located at 550 West Adams Street, Chicago, Illinois 60661-3676 on Wednesday, May 14, 2014 at 9:00 a.m., Chicago time, for the following purposes:

       1.    to elect four directors for a three-year term;

       2.    to ratify the Audit Committee's appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2014;

       3.    to approve, by advisory vote, the compensation of our named executive officers; and

       4.    to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

       Pursuant to our By-laws, any matter to be presented for consideration at the meeting must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement.

       Only stockholders of record at the close of business on March 17, 2014 will be entitled to vote at the annual meeting.

       An admission ticket (or other proof of stock ownership) and a form of photo identification will be required for admission to the annual meeting. If your shares are registered in your name and you received your proxy materials by mail, please mark the space on your proxy form if you plan to attend the annual meeting. An admission ticket is attached to your proxy form. If your shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy form or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the annual meeting. If you hold shares through a broker, bank or other nominee, you will be required to present a current statement from that institution reflecting your ownership of shares of our stock, the notice regarding the availability of proxy materials you received or the non-voting portion of the voting instruction form you received.

By order of the Board of Directors,

STANLEY L. FERGUSON Executive Vice President, General Counsel and Secretary

April 3, 2014

YOUR VOTE IS IMPORTANT

Brokers may not vote your shares on the election of directors or the advisory vote on the compensation of our named executive officers in the absence of specific voting instructions from you. Please vote your shares promptly by using the Internet or the telephone. If you received a paper copy of a proxy or voting instruction form for the annual meeting by mail, you may submit that form by completing, signing, dating and returning it in the pre-addressed envelope provided.

USG Corporation
550 West Adams Street
Chicago, Illinois 60661-3676

PROXY STATEMENT

       The accompanying proxy is solicited on behalf of the Board of Directors for use at our annual meeting of stockholders to be held on Wednesday, May 14, 2014 in accordance with the accompanying notice. This proxy statement and the accompanying proxy were first made available to our stockholders on or about April 3, 2014.

General

Q:
What is a proxy statement?

A:
A proxy statement provides you with information related to the matters upon which you are asked to vote as a stockholder to assist you in voting your shares. We are required to make this proxy statement available to you under rules of the Securities and Exchange Commission in connection with our solicitation of your proxy.

Q:
Why did I receive a notice in the mail regarding the Internet availability of the proxy statement and related proxy materials instead of a paper copy of the proxy materials?

A.
U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders over the Internet. As a result, most of our stockholders are receiving in the mail a notice regarding the availability of proxy materials on the Internet instead of paper copies of the notice of annual meeting and proxy statement, our 2013 annual report on Form 10-K and a letter from our Chairman, President and Chief Executive Officer. All stockholders receiving the notice will be able to access the notice of annual meeting, proxy statement, annual report and letter over the Internet and to request paper copies of those documents by mail. Instructions on how to access those documents over the Internet or to request paper copies of them may be found in the notice. In addition, the notice contains instructions on how you may request to receive proxy materials in printed form by mail or through e-mail access on an ongoing basis.

Q:
Why did I not receive a notice in the mail about the Internet availability of the proxy statement and related proxy materials?

A:
Stockholders who have previously requested to receive proxy materials in paper form or through e-mail access are being provided copies of the proxy materials in the format previously requested instead of receiving the notice regarding Internet availability of the proxy materials.

Q:
How may I obtain a paper copy of the proxy statement and proxy materials?

A:
Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in the notice. Stockholders receiving e-mail notification of the availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials in that e-mail. Stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

Q:
Who is entitled to vote at the annual meeting?

A:
All record holders of our common stock at the close of business on our record date of March 17, 2014 are entitled to vote their shares at the annual meeting. On that date, there were 137,855,613 shares of our common stock issued and outstanding and entitled to vote. Each share is entitled to one vote on each matter presented at the annual meeting. The shares of common stock are our only securities entitled to vote at the annual meeting.

Q:
How do I vote?

A:
We have both "stockholders of record," or "registered stockholders," and "street name" stockholders. If your shares are registered in your name with Computershare Trust Company N.A., our transfer agent, you are a "stockholder of record" or "registered stockholder." You are a "stockholder of record," for example, if you hold a certificate for your shares. If your shares are held in the name of a broker, bank or other nominee, you are a "street name" holder.

  Whether you hold shares directly as a stockholder of record or as a street name holder, you may direct how your shares are voted by proxy without attending the annual meeting. There are three ways to vote by proxy:

  •
  By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the notice regarding Internet availability of proxy materials or the proxy or voting instruction form you received;

  •
  By telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the notice regarding Internet availability of proxy materials or the proxy or voting instruction form you received; or

  •
  By mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy or voting instruction form.

  If you are a "street name" holder and you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares at the meeting. If you own share units through the USG Corporation Investment Plan, or the Investment Plan, and you are also a stockholder of record, your proxy form will allow you to designate the manner in which you want both the shares registered in your name and the shares represented by your Investment Plan units voted at the annual meeting. If you own share units through the Investment Plan, but you do not own any shares of our common stock as a "stockholder of record," you will be able to designate the manner in which you want the shares represented by those share units voted at the annual meeting by voting over the Internet, by telephone or by signing, dating and returning the proxy voting form you receive from Broadridge Financial Solutions, Inc., or Broadridge.

  The Northern Trust Company, as trustee of the Investment Plan, or the Trustee, held 380,211 shares of our common stock on the record date. Only the Trustee, as of the record date, can vote the shares held by the Investment Plan. However, the Investment Plan provides that Investment Plan participants are entitled to instruct the Trustee how the shares allocated to their accounts under the Investment Plan are to be voted. The Investment Plan also provides that unallocated shares and shares for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares for which instructions are received, unless otherwise required by law. Thus, Investment Plan participants will be exercising power and control as a named fiduciary of the Investment Plan not only over the shares allocated to their own accounts, but also over a portion of the undirected shares. By submitting voting instructions over the Internet, by telephone or by signing and returning the proxy voting form accompanying this proxy statement, an Investment Plan participant will be directing the Trustee to vote the shares allocated to his or her account under the Investment Plan, in person or by proxy, as instructed, at the annual meeting of stockholders. Investment Plan participants may revoke previously submitted voting instructions by phone, internet or filing with Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, the Investment Plan proxy tabulator, either a written notice of revocation or a properly completed and signed proxy form bearing a later date.

Q:
What does it mean to vote by proxy?

A:
It means that you give someone else the right to vote your shares in accordance with your instructions. We are asking you to give your proxy to our Proxy Committee, comprised of our Chairman and our Corporate Secretary. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting.

  If you sign and submit your proxy or voting instruction form without giving specific instructions on how to vote your shares, in accordance with the recommendation of the Board of Directors, the Proxy Committee will vote your shares in the following manner:

  •
  For the election of the Board's nominees for director;

  •
  For the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2014; and

  •
  For approval of the compensation of our named executive officers.

Q:
What happens if other matters are presented at the annual meeting?

A:
If other matters are properly presented at the annual meeting, the Proxy Committee will have discretion to vote your shares for you on those matters in accordance with its best judgment if you have granted a proxy. However, we have not received timely notice from any stockholder of any other matter to be presented at the annual meeting.

Q:
What are my choices when voting?

A:
You may cast your vote in favor of electing one or more of the nominees for director or to withhold authority to vote for one or more of the nominees. You may cast your vote for or against, or you may abstain from voting your shares on, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2014 and approval of the compensation of our named executive officers.

Q:
What if I submit a proxy and later change my mind?

A:
If you have given your proxy and wish to revoke it and change your vote, you may do so by (1) giving written notice to our Corporate Secretary, (2) voting in person at the annual meeting, (3) granting a subsequent proxy over the Internet or by telephone or (4) if you received your proxy materials by mail, submitting another signed proxy form with a date later than your previously delivered proxy.

Q:
What vote is required to approve each matter?

A:
Assuming a quorum is present at the annual meeting, each of the matters specified in the notice of the annual meeting requires the affirmative vote of a majority of the shares actually voted at the meeting in person or by proxy.

The advisory vote on the compensation of our named executive officers is non-binding. However, our Board of Directors will review the results of the vote and will take them into account in making determinations concerning executive compensation.

Q:
What constitutes a quorum?

A:
A quorum is present if a majority of the outstanding shares of our common stock is present or represented by proxy at the annual meeting. A quorum is required to conduct the annual meeting.

Q:
How are "broker non-votes" and abstentions treated?

A:
"Broker non-votes" occur when nominees, such as brokers and banks, holding shares on behalf of "street name" owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of the New York Stock Exchange, or the NYSE. Those rules allow nominees to vote in their discretion on "routine" matters, such as the ratification of the appointment of our independent registered public accountants, even if they do not receive voting instructions from the "street name holder." On non-routine matters, such as the election of directors and the advisory vote on the compensation of our named executive officers, nominees cannot vote unless they receive instructions from the "street name" owner. The failure to receive such instructions as to a non-routine matter results in a broker non-vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the annual meeting, but because they are not votes they will not affect the outcome of the vote on any matter presented at the annual meeting.

  Abstentions are counted for purposes of determining whether a quorum is present, but they are not treated as votes cast. Accordingly, abstentions do not affect any of the matters specified in the notice of the annual meeting.

Q:
What if I receive more than one notice or e-mail regarding the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

A:
Receiving more than one notice, e-mail or paper copy means your shares are registered in two or more accounts. To vote all of your shares by proxy, please complete, sign, date and return each proxy and voting instruction form that you receive, or vote the shares in each account to which those forms relate by Internet or telephone, and vote by Internet or telephone the shares in each account for which you receive a notice or e-mail regarding Internet availability of the proxy materials and do not request and receive a proxy or voting instruction form.

Q:
What is "Householding"?

A:
Unless you advised otherwise, if you hold your shares in street name and other residents at your mailing address share the same last name and also own shares of USG Corporation, or USG, common stock in an account at the same broker, bank or other nominee, your nominee delivered a single notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically.

A stockholder who wishes to receive a separate copy of the notice or proxy materials, now or in the future, should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered stockholder or hold shares in the Investment Plan, we sent you and each registered Investment Plan holder at your address separate notices or sets of proxy materials.

Q:
Who will count the vote?

A:
A representative or representatives of Broadridge will count the votes and serve as Inspector of Election. The Inspector of Election will be present at the annual meeting.

Q:
Who pays the cost of this solicitation?

A:
USG is paying the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to "street name" holders.

Q:
What if I have a question regarding my shares or my mailing address?

A:
If you are a registered stockholder, please contact Computershare Trust Company N.A. directly at 211 Quality Circle, Suite 210, College Station, Texas 77845. If you are a "street name" holder, please contact your broker, bank or other nominee directly.

 Important Notice Regarding the Availability of the Proxy Materials for the
Stockholder Meeting to be held on
May 14, 2014

This proxy statement and our 2013 annual report on Form 10-K are available to you on the Internet at www.proxyvote.com.

 PRINCIPAL STOCKHOLDERS

       The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of more than 5% of our common stock on the record date. This information is based upon statements on Schedule 13D or 13G or Form 3 or 4 filed by those persons with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Berkshire Hathaway Inc.(a)	43,387,982	30.39
1440 Kiewit Plaza Omaha, Nebraska 68131
C & G Verwaltungs GmbH(b)	14,757,258	10.70
Am Bahnhof 7 97346 Iphofen Federal Republic of Germany

(a)
The number of shares shown as beneficially owned includes (a) 17,072,192 shares held by National Indemnity Company, a Nebraska insurance corporation ("NICO"), which is an indirect subsidiary of Berkshire Hathaway, Inc., a Delaware corporation ("Berkshire Hathaway"), (b) 11,403,509 shares (the "BH Nebraska Shares") held by Berkshire Hathaway Life Insurance Company of Nebraska, a Nebraska corporation ("BH Nebraska"), (c) 6,414,474 shares (the "BH Assurance Shares," and together with the BH Nebraska Shares, the "Nebraska/Assurance Shares") held by Berkshire Hathaway Assurance Corporation, a New York corporation ("BH Assurance"), (d) 3,570,614 shares (the "General Re Life Shares") held by General Re Life Corporation, a Connecticut corporation ("General Re Life"), and (e) and 4,927,193 shares that may be acquired upon conversion of the $56.17 million of our 10% contingent convertible senior notes due 2018 (at the current conversion price of $11.40 per share) held by BH Nebraska, BH Assurance and General Re Life, all of which are affiliates of Berkshire Hathaway. BH Nebraska is the holder of $30 million of the notes, which are currently convertible into 2,631,579 shares of our common stock (at the current conversion price of $11.40 per share) (the "BH Nebraska Notes"), BH Assurance is the holder of $16.875 million of the notes, which are currently convertible into 1,480,263 shares of our common stock (at the current conversion price of $11.40 per share) (the "BH Assurance Notes," and together with the BH Nebraska Notes, the "Nebraska/Assurance Notes"), and General Re Life is the holder of $9.295 million of the notes, which are currently convertible into 815,351 shares of our common stock (at the current conversion price of $11.40 per share) (the "General Re Life Notes"). Mr. Buffett may be deemed to control Berkshire Hathaway, which controls BH Nebraska, BH Assurance and General Re Life. Thus, both Mr. Buffett and Berkshire Hathaway may be considered to have beneficial ownership of the Nebraska/Assurance Shares, the Nebraska/Assurance Notes, the General Re Life Shares and the General Re Life Notes. NICO, a direct subsidiary of Berkshire Hathaway and the direct parent company of BH Nebraska and BH Assurance, also may be considered to have beneficial ownership of the Nebraska/Assurance Shares and the Nebraska/Assurance Notes. General Reinsurance Corporation, a Delaware corporation ("General Reinsurance"), an indirect subsidiary of Berkshire Hathaway and the direct parent company of General Re Life, also may be considered to have beneficial ownership of the General Re Life Shares and the General Re Life Notes. General Re Corporation, a Delaware corporation ("General Re"), a direct subsidiary of Berkshire Hathaway and the direct parent company of General Reinsurance, also may be considered to have beneficial ownership of the General Re Life Shares and the General Re Life Notes. BH Nebraska has voting and investment power with respect to the BH Nebraska Shares and the BH Nebraska Notes. BH Assurance has voting and investment power with respect to the BH Assurance Shares and the BH Assurance Notes. However, Mr. Buffett, Chairman of the Board of Directors of Berkshire Hathaway, who may be deemed to control BH Nebraska and BH Assurance, directs the investment of BH Nebraska and BH Assurance. Thus, Mr. Buffett, Berkshire Hathaway, and NICO share voting and investment power with respect to the Nebraska/Assurance Shares and the Nebraska/Assurance Notes. General Re Life has voting and investment power with respect to General Re Life Shares and the General Re Life Notes. However, Mr. Buffett,

  Chairman of the Board of Directors of Berkshire Hathaway, who may be deemed to control General Re Life, directs the investment of General Re Life. Thus, Mr. Buffett, Berkshire Hathaway, General Reinsurance and General Re share voting and investment power with respect to the General Re Life Shares and the General Re Life Notes.

(b)
C & G Verwaltungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("C&G"), is an indirect subsidiary of Gebr. Knauf Verwaltungsgesellschaft KG, a limited partnership organized under the laws of the Federal Republic of Germany ("Gebr. Knauf") controlled by members of the Knauf family. Hans Peter Ingenillem and Martin Stürmer are the general managers of C&G, and Mr. Ingenillem and Manfred Grundke are the general partners of Gebr. Knauf. C&G and Gebr. Knauf both report that they have sole voting and dispositive power with respect to all of the reported shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

       Our Board of Directors currently consists of ten directors divided into three classes, with each class elected for a three-year term. Four nominees comprise the class of directors to be elected at the annual meeting. The other two classes will be elected in 2015 and 2016.

       The four candidates nominated by the Board for election as directors at the annual meeting are identified below. If any of those nominees becomes unavailable prior to the annual meeting, the Board will reduce the size of the Board to eliminate that position, nominate a candidate in place of the unavailable nominee, in which case all shares represented by proxies received by the Board will be voted for election of the substitute nominee, unless authority to vote for all candidates nominated by the Board is withheld, or leave the position vacant until a later date.

Director Independence

       The listing standards of the NYSE require that a majority of our directors and all members of our Audit, Compensation and Organization and Governance Committees be independent. Our Corporate Governance Guidelines provide that, as a matter of policy, at least 80% of our directors should be independent in accordance with the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

       Under the NYSE listing standards, a director is considered independent only if the Board "affirmatively determines that the director has no material relationship with . . . [us] (either directly or as a partner, stockholder or officer of an organization that has a relationship with . . . [us])." A director is not independent if the director does not meet certain standards specifically set out in the NYSE listing standards.

       The independence standards in our Corporate Governance Guidelines provide that if a director (or any entity of which he or she is a director, officer or holder of 10% or more of the outstanding ownership interest) and we have any relationship that accounts for more than 1% of our or the other entity's annual revenue and/or expenses, or a 5% ownership interest by one in the other, that director will not be independent. Members of legal, accounting or auditing firms providing services to us are also not independent under our By-laws.

       Using the standards for determining the independence of its members described above, and based upon information provided by each of our directors and the recommendation of the Governance Committee of our Board of Directors, the Board has determined that each of our directors, except Mr. Metcalf, our Chairman, President and Chief Executive Officer, is independent as defined by the NYSE listing standards and our By-laws and Corporate Governance Guidelines.

       In making this determination, the Board considered the following transactions, relationships and arrangements involving the directors identified below that are not otherwise required to be disclosed in this proxy statement under the Securities and Exchange Commission's rules:

•
Jose Armario is an executive officer of a corporation to which we sell building materials;

•
Matthew Carter Jr. is an executive officer of a corporation from which we purchase communication services and equipment;

•
W. Douglas Ford is a director of a corporation from which we purchase materials used in our manufacturing processes, and Mr. Ford's son is a partner at a law firm that we have retained in connection with certain lawsuits, but he does not work on any matters on our behalf;

•
William H. Hernandez is a director of a corporation from which we purchase communication equipment;

•
Brian A. Kenney is an executive officer and a director of a corporation from which we lease railcars;

•
Richard P. Lavin is a director of a corporation from which we purchase equipment; and

•
Steven F. Leer is a director of a corporation from which we purchase rail transportation services.

Lead Director

       As discussed below under the heading "Board Leadership," our Corporate Governance Guidelines were revised in 2011 to create the position of lead independent director, or Lead Director. The Lead Director is designated annually by and from the Board's independent directors, with the expectation of the Board that the Lead Director will be re-appointed for multiple, consecutive one-year terms. Steven F. Leer was designated as Lead Director effective as of January 1, 2012.

Director Nominees and Directors Continuing in Office

       Set forth below is information regarding the nominees for election as directors and information regarding the directors in each class continuing in office after the annual meeting. W. Douglas Ford, who has been a director since November 1996, will retire from the Board at the annual meeting in accordance with our director retirement guidelines.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR A THREE-YEAR TERM TO EXPIRE IN 2017

       The Board of Directors recommends a vote FOR the election of each of the nominees for director.

       MATTHEW CARTER JR., 53, has been President of the Sprint Enterprise Solutions business unit of Sprint Corporation since September 2013. From January 2010 until September 2013, Mr. Carter was President, Sprint Global Wholesale & Emerging Solutions at Sprint Nextel Corporation. He served as President of Boost Mobile at Sprint Nextel Corporation from May 2008 to January 2010. Mr. Carter is a director of Apollo Group, Inc. He has been a director since September 2012. Mr. Carter is a member of the Board's Audit and Governance Committees.

       GRETCHEN R. HAGGERTY, 58, retired as the Executive Vice President and Chief Financial Officer of United States Steel Corporation in August 2013, after having held that position for more than the past five years. Ms. Haggerty is a director of the Strategic Investment Fund and the Pennsylvania Business Council. Ms. Haggerty has been a director since May 2011. She is a member of the Board's Audit and Finance Committees.

       RICHARD P. LAVIN, 61, has been President and Chief Executive Officer of Commercial Vehicle Group, Inc. since May 2013. Mr. Lavin had previously served as Group President of Caterpillar Inc. until his retirement in December 2012, after having served in that position for more than the past five years. Mr. Lavin also serves as a director for ITT Corporation. Mr. Lavin has been a director since November 2009. He is a member of the Board's Compensation and Organization and Finance Committees.

       JAMES S. METCALF, 56, is our Chairman, President and Chief Executive Officer. He was elected Chairman effective December 1, 2011. He has served as our Chief Executive Officer and President since January 2011 and was our President and Chief Operating Officer from January 2006 until becoming Chief Executive Officer. He is a director of the National Association of Manufacturers and previously served as a director of Molex Corporation. Mr. Metcalf has been a director since May 2008.

 Directors Continuing in Office (Terms Expiring in 2015)

       JOSE ARMARIO, 54, has been Executive Vice President of Worldwide Supply Chain, Development, and Franchising of McDonald's Corporation since August 2011. He served as Group President, McDonald's Canada and Latin America of McDonald's Corporation from February 2008 to August 2011. Mr. Armario is a director of the International Advisory Board and President's Council of the University of Miami. He also is a director of The Chicago Council on Global Affairs. Mr. Armario has been a director since January 2007. He is a member of the Board's Audit and Compensation and Organization Committees.

       WILLIAM H. HERNANDEZ, 65, retired as Senior Vice President, Finance and Chief Financial Officer of PPG Industries, Inc. in 2009 after having served in that position for more than the past five years. He is a director of Black Box Corporation, Albemarle Corporation and Northrop Grumman Corporation and previously served as a director of the Eastman Kodak Company. Mr. Hernandez has been a director since September 2009. He is Chair of the Board's Audit Committee and is a member of the Board's Finance Committee.

Directors Continuing in Office (Terms Expiring in 2016)

       THOMAS A. BURKE, 56, has been President and Chief Executive Officer of Modine Manufacturing Company for more than the past five years. Mr. Burke serves as a director of Modine Manufacturing Company and as a director of the National Association of Manufacturers. Mr. Burke has been a director since September 2013. He is a member of the Board's Audit and Governance Committees.

       BRIAN A. KENNEY, 54, is Chairman, President and Chief Executive Officer of GATX Corporation, and has held this position since 2005. Mr. Kenney serves on the Board of Trustees of the Shedd Aquarium in Chicago and the Advisory Board for the Kellogg Institute of International Studies at the University of Notre Dame. Mr. Kenney has been a director since February 2011. He is Chair of the Board's Finance Committee and a member of the Board's Governance Committee.

       STEVEN F. LEER, 61, has been Chairman of Arch Coal, Inc., a coal producing company, since April 2006. He was also the Chief Executive Officer of Arch Coal, Inc. until April 2012. Mr. Leer is a director of Norfolk Southern Corporation and Parsons Corporation. He is a director of the Greater St. Louis Area Boy Scouts of America and a member of the boards of the National Association of Manufacturers and Washington University in St. Louis. Mr. Leer has been a director since June 2005. He is the Board's Lead Director, Chair of its Compensation and Organization Committee and a member of its Governance Committee.

       As evidenced by the director biographical information provided above, our directors have significant experience in chief executive or other senior level operating, financial, and international management positions. In addition, a majority of our directors have experience in cyclical business, which we believe will assist the Board in management's development and implementation of our growth strategies. Three of our directors continuing in office have been directors of USG for more than five years. As a result of their tenure, these directors have extensive familiarity with us and our industry, which provides them with a longer-term perspective to advise regarding strategic, operational and financial issues associated with the cyclicality of our business.

       Seven of our ten directors also serve as a director of other public companies, which provides them with diverse experiences that can enhance their contribution to our Board governance practices. Also, Messrs. Armario and Hernandez, who are of Hispanic descent, Mr. Carter, who is African American, and Ms. Haggerty provide ethnic and gender diversity to our Board that supports our commitment to diversity as a core value in our efforts to attract and retain a diverse workforce as well as to enhance our relationship with an increasingly diverse customer base.

       Specific experience, qualifications, attributes and skills of our current directors considered by the Governance Committee as part of its review of our Board's membership and in connection with its nomination of the candidates for election to the Board at this meeting include the following:

•
Mr. Armario — more than seven years' service as a director and extensive consumer products marketing, branding, supply chain and Latin American markets expertise gained in his roles at McDonald's Corporation;

•
Mr. Burke — experience managing cyclical businesses and international operations as the President, Chief Executive Officer and board member of Modine Manufacturing Company, a publicly traded manufacturer of thermal management systems and components, and insights regarding the manufacturing industry from his service on the board of the National Association of Manufacturers;

•
Mr.  Carter — management oversight for Sprint Corporation's global roll-out of fourth generation broadband wireless services, significant marketing, technology and international experience and insights as a director and member of the audit committee of another public company;

•
Ms. Haggerty — more than ten years as chief financial officer of United States Steel Corporation, as well as her substantial international and cyclical business experience;

•
Mr.  Hernandez — more than 16 years as chief financial officer of PPG Industries, Inc., substantial experience as a director, Board leadership as Chair of the Audit Committee and insights as a director and member of the audit committees of two other public companies, on both of which he serves as chair, and cyclical business experience;

•
Mr.  Kenney — more than eight years as Chairman, President and Chief Executive Officer of GATX Corporation, extensive finance and international investment experience, corporate governance insights from his service at GATX Corporation and the similarity of the cyclical nature of our business and GATX Corporation's business, which provides Mr. Kenney with an understanding of the challenges recent economic conditions present for our businesses;

•
Mr. Lavin — experience managing cyclical, global manufacturing businesses as the President and Chief Executive Officer of Commercial Vehicle Group, Inc., a publicly traded company, and prior thereto as Group President of Caterpillar Inc., as well as his diverse legal and human resources background;

•
Mr. Leer — over eight years as a director, Board leadership as Lead Director and Chair of the Compensation and Organization Committee, corporate governance insights from his service as Chairman of Arch Coal, Inc. and as a director of another public company and particular insights regarding business conditions and developments in the United States from his service on the board of the National Association of Manufacturers; and

•
Mr. Metcalf — service as our Chairman, President and Chief Executive Officer, and previously as our President and Chief Operating Officer for five years, and as an executive officer for more than 13 of his almost 33 years with USG, with direct management responsibility during his career for our North American Gypsum, Building Products Distribution and Worldwide Ceilings businesses, governance insights from his past service as a director of another public company and particular insights regarding business conditions and developments in the United States from his service on the board of the National Association of Manufacturers.

Additionally, the Governance Committee considered the qualities for directors set out in our Corporate Governance Guidelines and the cooperative manner in which the directors interact and conduct the Board's deliberations.

 BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

       The Board held nine meetings, and its committees held a total of 24 meetings, during 2013. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served.

       Two executive sessions of the Board are required to be held annually by our Corporate Governance Guidelines. One executive session was held in February 2013 and conducted by the Chair of the Compensation and Organization Committee to review the performance of Mr. Metcalf in 2012 and to consider his compensation for 2013. A second session was held in November 2013 and conducted by the Chair of the Governance Committee primarily to review the results of the Board's self evaluation process. Unscheduled executive sessions may be held at the request of one or more directors. During 2013, additional executive sessions were held in March, May, July and September.

Board Leadership

       Mr. Metcalf is Chairman of the Board, President and Chief Executive Officer. He has been our Chief Executive Officer since January 1, 2011 and became Chairman of the Board on December 1, 2011 upon the retirement of William C. Foote. Mr. Foote served as Chairman and Chief Executive Officer prior to January 1, 2011. Our Corporate Governance Guidelines provide that it is the Board's policy that the matter of whether the Chairman and Chief Executive Officer positions should be separate is one to be considered when a new Chief Executive Officer is selected, unless the Board believes consideration of the matter is warranted at another time based on then-existing circumstances. The Governance Committee and the Board discussed board leadership alternatives on a number of occasions during 2011 before deciding to recombine the Chairman and Chief Executive Officer roles.

       As a result of Mr. Metcalf's long tenure at USG, including five years as President and Chief Operating Officer, the Board believes he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues. The Board also believes that Mr. Metcalf's serving as both Chairman and Chief Executive Officer is appropriate taking into consideration the size and nature of our businesses, Mr. Metcalf's established working relationship and open communication with our independent directors, the significant board-level experience of our independent directors as a whole, the strong independent leadership and accountability to stockholders provided by more than 80% of our directors being independent, the independent leadership provided by our Committee chairs and our Board culture in which Mr. Metcalf and the other directors are able to debate different points of view and reach consensus in an efficient manner.

       In deciding that a combined Chairman and Chief Executive Officer position is the appropriate leadership structure for the Company at this time, the Governance Committee and Board also recognized the benefit of independent leadership to enhance the effectiveness of the Board's oversight role and communications between the Board and Mr. Metcalf. Accordingly, in November 2011, our Corporate Governance Guidelines were revised to provide that in the event the Chairman and Chief Executive Officer positions are held by one person, our independent directors may designate a Lead Director from among the independent directors. The designation of the Lead Director is to be made annually, although with the expectation of the Board that the Lead Director will be re-appointed for multiple, consecutive one-year terms. Steven F. Leer was designated as the first Lead Director effective as of January 1, 2012. The responsibilities of the Lead Director include:

•
consulting with the Chairman and Chief Executive Officer regarding the schedule of Board and Committee meetings;

•
providing the Chairman and Chief Executive Officer with input regarding the agendas and materials for Board meetings;

•
presiding at executive sessions of the independent directors, except as otherwise provided in our Corporate Governance Guidelines;

•
serving as an adviser to the Chairman and Chief Executive Officer regarding his concerns and those of the independent directors;

•
serving as a liaison and supplemental channel of communication between the Chairman and Chief Executive Officer and the independent directors; and

•
consulting and communicating with major stockholders, as requested by the Chairman and Chief Executive Officer.

Committees of the Board of Directors

       The Board has four standing committees. They are the

  •
  Audit Committee,

  •
  Compensation and Organization Committee,

  •
  Finance Committee, and

  •
  Governance Committee.

       Each committee has a charter that requires its members to be "independent" as defined in the NYSE listing standards and our By-laws and Corporate Governance Guidelines. The following table indicates the current members of each Board committee.

Name	Audit		Compensation and Organization		Finance		Governance
Jose Armario	x		x
Thomas A. Burke	x						x
Matthew Carter Jr.	x						x
W. Douglas Ford			x				x	*
Gretchen R. Haggerty	x				x
William H. Hernandez	x	*			x
Brian A. Kenney					x	*	x
Richard P. Lavin			x		x
Steven F. Leer			x	*			x

*
Chair

Audit Committee

       The Audit Committee's responsibilities include

  •
  assisting the Board in monitoring the integrity of our financial statements, our compliance with financial reporting and related legal and statutory requirements and the independence and performance of our internal and external auditors, and

  •
  selecting and employing a firm of independent registered public accountants to audit our financial statements and internal control over financial reporting each year, which firm is ultimately accountable to the Audit Committee and the Board.

       The Board of Directors has determined that Ms. Haggerty and Messrs. Armario, Carter and Hernandez are "audit committee financial experts" as defined by the rules of the Securities and Exchange Commission. The Board has also determined that each member of the Audit Committee is independent as defined by the applicable NYSE and Securities and Exchange Commission rules. The Audit Committee met seven times during 2013.

Compensation and Organization Committee

       The Compensation and Organization Committee's responsibilities include

  •
  reviewing and making recommendations to the Board regarding management organization, succession and development programs, and the election of Corporation officers,

  •
  reviewing and approving, or recommending for approval, officers' salaries, incentive compensation and bonus awards,

  •
  making, itself or through a subcommittee, the decisions required by a committee of the Board under all equity compensation plans we have adopted, and

  •
  reporting to the Board changes in salary ranges for all major position categories and changes in our retirement, group insurance, investment, management incentive compensation and other benefit plans.

       The Board of Directors has determined that each member of the Compensation and Organization Committee is independent as defined by the applicable NYSE and Securities and Exchange Commission rules. The Compensation and Organization Committee met six times during 2013.

Finance Committee

       The Finance Committee's responsibilities include

  •
  providing review and oversight of, and making recommendations to the Board regarding, financing requirements and programs, operating and capital expenditures budgets, relationships and communications with banks, other lenders and creditors and stockholders, dividend policy and acquisitions, divestitures and significant transactions affecting our capital structure and ownership,

  •
  reporting to the Board periodically regarding the funding and investment performance of our qualified retirement plans and authorizing necessary or desirable changes in actuarial assumptions for funding those retirement plans, and

  •
  considering any other matters as may periodically be referred to the Committee by the Board.

       The Finance Committee met eight times during 2013.

Governance Committee

       The Governance Committee's responsibilities include

  •
  making recommendations to the Board concerning the size and composition of the Board and its committees,

  •
  recommending nominees for election or reelection as directors,

  •
  considering other matters pertaining to Board membership, such as the compensation of non-employee directors, and

  •
  evaluating Board performance and assessing the adequacy of, and compliance with, our Corporate Governance Guidelines and Code of Business Conduct.

       The Governance Committee met three times during 2013.

Stockholder Nominee Recommendations and Criteria for Board Membership

       The Governance Committee considers director nominee recommendations submitted by our stockholders. Director nominee recommendations from stockholders must be in writing and include a brief account of the nominee's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or organization of which the nominee is a director. Stockholder director nominee recommendations should be sent to the Governance Committee, USG Board of Directors, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. Recommendations may be submitted at any time, but will not be considered by the Governance Committee in connection with an annual meeting unless received on or before the date prior to the annual meeting determined as provided in our By-laws. The director nominee recommendation submission deadline for the 2015 annual meeting of stockholders is described under the heading "Deadline for Stockholder Proposals" on page 60 of this proxy statement.

       Our process for reviewing and selecting new director nominees involves seeking out a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, USG and our stockholders. Desired qualities for our directors, including those recommended for nomination by our stockholders, are described in our Corporate Governance Guidelines and on our website www.usg.com. Those qualities include high-level leadership experience in business activities, ability and willingness to contribute special competencies to Board activities and personal attributes such as integrity, willingness to apply sound and independent business judgment and assume broad fiduciary responsibility and awareness of a director's vital contribution to our corporate image. Additional search criteria may be determined by the Governance Committee. We do not have a formal policy with regard to the consideration of diversity in identifying directors. Our Corporate Governance Guidelines provide that candidates for Board membership will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. When seeking new director candidates, the Governance Committee considers the subject matter expertise and geographic experience of existing Board members to determine whether a candidate with a particular expertise or experience set would be desirable. The Committee seeks to have a mix of directors with experience in one or more areas relevant to our businesses, including operations, manufacturing, marketing, finance, technology and innovation and international, as well as experience with cyclical businesses. Depending on current Board membership, it may also decide to seek a qualified candidate who is female or adds to the ethnic diversity of the Board.

       Generally, to fill a vacancy or to add an additional director, the Governance Committee retains an executive search firm to assist in identifying and recruiting appropriate candidates, which is how Mr. Burke was identified as a candidate. Any director candidate selected by this process or as a result of a stockholder recommendation is expected to meet with a number of directors, including the Chair of the Governance Committee, prior to any decision to nominate the candidate for election to the Board.

Communications with Directors

       Stockholders and other interested parties may send communications to our directors as a group or individually by addressing them to the director or directors at USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, IL 60661-3676. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then forwarded to the intended director(s), as appropriate. Stockholders may meet directors before or after the annual meeting. As a matter of policy, all directors are expected to attend the annual meeting. All directors serving at the time, except one, attended the 2013 annual meeting.

Risk Oversight

       The NYSE listing requirements provide that our Audit Committee must discuss our guidelines and policies that govern the process by which we assess and manage our exposure to risk. Consistent with this requirement, the Audit Committee's charter provides that the Committee's responsibilities include discussing our risk assessment and risk management policies. This discussion takes place at least once each year as part of our review of our enterprise risk management (ERM) program. That review includes discussion of management delegations of responsibility for the principal financial, governance, legal and operational risk exposures identified as part of our ERM program and delegations of responsibility for oversight of those risks to Board committees and/or the full Board. The Board committees consider risks related to matters within the scope of their responsibilities as part of their regular meeting agendas, and the committee chairs report to the full Board regarding matters considered by their committees following each committee meeting. Management also formally reviews strategic risks with the full Board at least once each year, typically as part of our strategic planning review with the Board. The Board also reviews individual risks as they relate to specific issues presented to the Board throughout the year.

       In early 2014 management updated and reviewed with the Compensation and Organization Committee a risk assessment of our compensation policies and practices for all employees, including our executive officers. As part of its assessment, management reviewed our compensation programs for certain design features that commentators have identified as having the potential to encourage excessive risk-taking, including

  •
  too much focus on equity awards,

  •
  total compensation opportunity that is overly weighted toward annual incentives,

  •
  highly leveraged payout curves and uncapped payouts,

  •
  unreasonable goals or thresholds, and

  •
  steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

       In its assessment, management noted several design features of our compensation programs that reduce the likelihood of excessive risk-taking, including

  •
  the program design for executive officers and other senior managers provides a balanced mix of cash and equity awards, annual and long-term incentives and operating and financial performance metrics that promote a focus on long-term performance without undue emphasis on short-term results,

  •
  maximum payout levels under most of our annual incentive programs are capped at 200% of target, or par,

  •
  our annual incentive program performance targets for business unit heads include non-business unit targets in order help incentivize business unit head participants to properly consider our overall corporate performance when making decisions,

  •
  the Compensation and Organization Committee has downward discretion over annual incentive program payouts,

  •
  the annual incentive program for our executive officers, and the agreements evidencing their equity awards for 2014 and the five prior years, allow the Board to "clawback" payments made to them under certain circumstances,

  •
  we recently introduced the use of market share units in our long-term incentive plan because they may retain some value in a depressed market so that their holders are less likely to take unreasonable risks than they would to get or keep options "in the money",

  •
  our equity awards generally are granted on an annual basis with long-term, overlapping vesting periods to motivate award holders to focus on sustained stock price appreciation, and

  •
  the stock ownership requirements for our executive officers and other senior managers aligns the interests of the holders of those awards with the interests of our stockholders.

       Based on its assessment, management concluded that our compensation programs promote value creation, do not encourage excessive risk and are not reasonably likely to have a material adverse effect on us. The Compensation and Organization Committee and its consultant concurred with that conclusion based on management's review of its assessment with them.

Corporate Governance

       Our By-laws, Corporate Governance Guidelines and Code of Business Conduct, and the charters of our Board committees, are posted on our website www.usg.com. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any of our other filings with the Securities and Exchange Commission except where we expressly incorporated such information.

       In January 2006, in connection with the rights offering we effected to finance a portion of the payments required by our plan of reorganization, we entered into an equity commitment agreement with Berkshire Hathaway, our largest stockholder, to provide a backstop commitment with respect to the rights offering. In connection with that commitment, Berkshire Hathaway acquired 6,969,274 shares of our common stock. We also entered into a shareholder's agreement, or the Shareholder's Agreement, with Berkshire Hathaway pursuant to which Berkshire Hathaway agreed, among other things, to a standstill period, which ended in August 2013. We and Berkshire Hathaway also agreed that, after the standstill period ends, during the time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our stockholder rights plans, except that our stockholder rights plans may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least 60 calendar days.

       We have a stockholder rights plan, or the Rights Plan, established under the terms of a rights agreement dated December 21, 2006, as amended, with Computershare Trust Company N.A., as Rights Agent, or the Rights Agreement. Our Board of Directors adopted the Rights Plan to protect our stockholders from coercive takeover practices or takeover bids that are inconsistent with their best interests.

       On March 22, 2013, our Board of Directors approved an amendment to the Rights Agreement in an effort to protect our net operating loss, or NOL, carryforwards during the effective period of the amendment. Our stockholders ratified the amendment to the Rights Agreement at our 2013 annual meeting of stockholders.

       Under this amendment, if any person becomes the beneficial owner of 4.9% or more of our common stock, stockholders other than the 4.9% triggering stockholder will have the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder; provided that stockholders whose beneficial ownership exceeded 4.9% of our common stock outstanding on March 22, 2013 will not be deemed to have triggered the Rights Agreement, as amended, so long as they do not thereafter acquire additional common stock other than in certain specified exempt transactions. In addition, a person generally will not be deemed to have triggered the Rights Agreement, as amended, by virtue of the conversion of our convertible notes.

       The amendment to the Rights Agreement is effective until the earlier of (i) March 22, 2016, (ii) the date on which our Board of directors determines that the amendment is no longer necessary for the provision of certain tax benefits because of the repeal of Section 382 of the Internal Revenue Code, or Code, (iii) the first day of a taxable year as to which our Board of Directors determines that no tax benefits may be carried forward, or (iv) such other date as our Board of Directors determines that the amendment is no longer necessary for the preservation of tax benefits. Upon expiration of the amendment to the Rights Agreement, the triggering threshold level under the Rights Plan will revert to the 15% level in effect prior to the amendment, unless our Board of Directors determines otherwise.

       Prior to the adoption of the amendments to the Rights Agreement described above, under the Rights Plan, if any person or group were to acquire beneficial ownership of 15% or more of our then-outstanding voting stock, stockholders other than the 15% triggering stockholder would have had the right to purchase additional shares of our common stock at half the market price, thereby diluting the triggering stockholder. The Rights Agreement also provides that Berkshire Hathaway may acquire 50% or more of our fully diluted common stock without triggering the Rights Plan if acquired through an offer to purchase all of our common stock that remains open for at least 60 calendar days.

       The rights issued pursuant to the Rights Agreement will expire on January 2, 2017. However, our Board of Directors has the power to accelerate or extend the expiration date of the rights. In addition, a Board committee composed solely of independent directors reviews the Rights Agreement at least once every three years to determine whether to modify the Rights Plan in light of all relevant factors. This review was most recently conducted in November 2012. The next review is required by the end of 2015.

       Following stockholder approval, on May 9, 2013, we filed an amendment to our Restated Certificate of Incorporation, or the Protective Amendment, that restricts certain transfers of our common stock. The Protective Amendment is intended to protect the tax benefits of our NOL carryforwards. Subject to certain limited exceptions, the Protective Amendment's transfer restrictions would restrict any person from transferring our common stock (or any interest in our common stock) if the transfer would result in a stockholder (or several stockholders, in the aggregate, who hold their stock as a "group" under Section 382 of the Code) owning 4.9% or more of our common stock. Any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee, and the purported transferee would not be recognized as the owner of the shares attempted to be owned in violation of the Protective Amendment for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of that common stock, or in the case of options, receiving our common stock in respect of their exercise. The Protective Amendment is effective until the earlier of (i) May 9, 2016, (ii) the repeal of Section 382 of the Code if our Board of Directors determines that the Protective Amendment is no longer necessary for the preservation of tax benefits, (iii) the first day of a taxable year as to which our Board of Directors determines that no tax benefits may be carried forward, and (iv) such other date as determined by our Board of Directors pursuant to the Protective Amendment.

       More information about, and copies of, the Protective Amendment, the Rights Plan, and the agreements referred to in this section and other related agreements are included in reports or statements we filed with the Securities and Exchange Commission on January 30, 2006, February 28, 2006, December 21, 2006, December 5, 2008, March 22, 2013 and May 10, 2013.

 SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth information as of the record date regarding beneficial ownership of our common stock by each director and each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, including any shares held by executive officers through the Investment Plan.

Name	Common Shares Beneficially Owned, Excluding Shares Subject to Options and Restricted Stock Units (a)	Shares Subject to Vested Options and Options and Restricted Stock Units that Vest Within 60 Days	Deferred Stock Units (b)	Total Beneficial Stock and Stock Unit Holdings	Percent of Class
Jose Armario(c)	1,944	—	61,940	63,884	*
Thomas A. Burke	710	—	—	710	*
Matthew Carter Jr.	—	—	3,565	3,565	*
Dominic A. Dannessa	68,135	99,317	—	167,452	*
Stanley L. Ferguson	133,670	103,492	—	237,162	*
W. Douglas Ford(d)	10,356	—	35,489	45,845	*
Christopher R. Griffin	51,186	109,003	—	160,189	*
Gretchen R. Haggerty	25,286	—	—	25,286	*
William H. Hernandez	17,905	—	10,624	28,529	*
Matthew F. Hilzinger	20,068	69,007	—	89,075	*
Brian A. Kenney	20,232	—	—	20,232	*
Richard P. Lavin	20,230	—	—	20,230	*
Steven F. Leer	1,545	—	71,014	72,559	*
James S. Metcalf	172,565	231,654	—	404,219	*

All directors and executive officers as a group (20 persons)(e)	747,142	986,842	182,632	1,916,616	1.38

*
Less than one percent

(a)
Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares shown in this column.

(b)
Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under current and past director compensation programs. The units increase and decrease in value in direct proportion to the market value of our common stock and are paid in cash or stock following termination of Board service.

(c)
Includes 1,131 shares held by trusts for the benefit of Mr. Armario's children.

(d)
Includes 628 shares Mr. Ford holds in joint tenancy with his spouse as to which he shares voting power and investment power.

(e)
Includes 2,000 shares held by an executive officer in joint tenancy with his spouse, as to which the executive officer shares voting power and investment power.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

       Our Code of Business Conduct provides that all of our employees, including our executive officers, and our directors, must avoid "conflicts of interest" — situations where their personal interest may be inconsistent with our interest and may interfere with the employee's or director's objectivity in making business decisions on our behalf. A conflict of interest may exist, for example, when an employee, officer or director (or one of their family members) has a financial interest in a company with which we do business or if an employee, officer or director in a position to influence business dealings with a company (a) has a direct or indirect interest in that company that would reasonably be viewed as significant to that person and (b) the amount of business done between us and that company is significant.

       All of our employees and directors are required to report conflicts of interest so that we may address the situation properly. After disclosure, some conflicts of interest can be resolved through implementing appropriate controls for our protection. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship.

       All of our executive officers and other salaried employees are required to disclose actual or potential conflicts of interest in which they may be personally involved in an annual certification reviewed by our Internal Audit and Legal Departments. In addition, all of our executive officers are required to disclose actual or potential conflicts of interest by quarterly certifications. Employees who complete these certifications are also required promptly to report in writing to the Internal Audit Department any conflict of interest situations that arise during the period between certifications.

       Conflict of interest situations reported by employees are addressed by our Business Ethics Committee made up of representatives from our Internal Audit, Legal and Human Resources Departments, and, where appropriate, by senior management. If the conflict of interest involves one of our executive officers, the situation will be addressed by our Board of Directors or the Audit Committee of the Board. Quarterly reports of conflicts of interest and the resolution of them are provided to our Disclosure Committee and Chief Executive Officer in accordance with our disclosure controls and procedures.

       We recognize that directors may be connected with other organizations with which we have business dealings from time to time. Under our Corporate Governance Guidelines, it is the responsibility of each director to advise the Chairman of the Board and the Governance Committee of the Board, through its Chair, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us, or possible inconsistency with our policies or values. Directors are also to advise the Chairman of the Board and the Governance Committee in advance of accepting an invitation to serve on the board of another public company.

       We annually solicit information from our directors in order to monitor potential conflicts of interest. In accordance with our Corporate Governance Guidelines, any actual or potential conflict of interest involving a director will be investigated by the Governance Committee, with management assistance as requested, to determine whether the affiliation or transaction reported impairs the director's independence and whether it is likely to adversely impact us. If the Committee determines that the director's independence would be impaired, or the affiliation or transaction would likely impact us adversely, the director would generally be asked not to enter into, or to discontinue, the reported relationship or to resign from the Board. In other circumstances, the Committee will generally determine what, if any, controls, reporting and/or monitoring procedures are appropriate for our protection as a condition for approving the reported relationship or transaction. Relationships that give rise to potential conflicts of interest are generally not considered to adversely impact us if they are not required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission's Regulation S-K because

•
the amount involved in the transaction is less than $120,000,

•
the director's only relationship to the other party involved in the transaction is as a director,

•
the director's interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis,

•
the transaction involves rates or charges determined by competitive bids, or

•
the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

       The foregoing policies and procedures apply to transactions involving our directors and executive officers and their immediate family members required to be reported under Item 404 (a) of Regulation S-K. Pursuant to a written directive issued by our Chairman, transactions required to be reported under that Item involving holders of more than 5% of our common stock are subject to review by an officer at the level of Executive Vice President or above to determine whether they are on an arm's-length basis.

       Compensation of all of our executive officers is approved by our Compensation and Organization Committee or the Board of Directors and compensation of our directors is approved by the Board.

Issuance, and Call for Redemption, of Convertible Senior Notes

       In November 2008, we issued $400 million aggregate principal amount of 10% Contingent Convertible Senior Notes due 2018 to affiliates of Berkshire Hathaway and Fairfax Financial Holdings Limited, or Fairfax. Berkshire Hathaway beneficially owns more than 5% of our common stock and Fairfax, during 2013 and part of 2014, beneficially owned more than 5% of our common stock.

       In connection with the issuance of notes, we entered into separate securities purchase agreements and registration rights agreements with Berkshire Hathaway and Fairfax. Pursuant to the securities purchase agreements, Berkshire Hathaway and Fairfax have the right, for so long as they own any notes, to participate in any of our future issuances of common stock, subject to certain exceptions. In the event we issue common stock, Berkshire Hathaway and Fairfax may each purchase up to that portion of the common stock being issued that equals their ownership percentage in our common stock prior to such issuance (assuming conversion of their notes).

       Under the registration rights agreements, we granted Berkshire Hathaway and Fairfax demand and piggyback registration rights with respect to all of the notes and shares of common stock held by them and specified affiliates from time to time. The registration rights agreements entitle each of Berkshire Hathaway and Fairfax to make three demands for registration of all or part of the notes or common stock held by them and their affiliates, subject to certain conditions and exceptions. The registration rights agreements also provide that, subject to certain conditions and exceptions, if we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering of securities on a form that would permit registration of the notes or shares of common stock that are held by Berkshire Hathaway, Fairfax or the specified affiliates, then we will offer Berkshire Hathaway, Fairfax and their specified affiliates the opportunity to register all or part of their notes or shares of common stock on the terms and conditions set forth in the applicable registration rights agreement. The registration rights agreement with Berkshire Hathaway amended and restated the registration rights agreement we entered into with Berkshire Hathaway in January 2006.

       In November 2013, we issued a notice of redemption to redeem $325 million in aggregate principal amount of the notes. The notes called for redemption could either be (1) redeemed at a stated redemption price or (2) converted into shares of USG common stock. The holders of all $325 million in notes called for redemption elected to convert their notes into shares of USG's common stock. Accordingly, in December 2013 we issued an additional 28,508,768 shares of common stock to affiliates of Berkshire Hathaway and Fairfax in connection with the conversion of the notes. Affiliates of Berkshire Hathaway and Fairfax continue to hold the remaining $75 million in notes outstanding.

       In March 2014, we issued a notice of redemption to redeem the remaining $75 million in aggregate principal amount of outstanding notes. Again, the notes called for redemption can either be (1) redeemed at a stated redemption price or (2) converted into shares of USG common stock. Based on recent trading prices of our common stock, we believe that the holders of the convertible senior notes currently would elect to convert their notes called for redemption rather than receive the redemption price. However, if the holders do not elect to convert their notes, we will redeem the notes at a stated redemption price equal to 105% of the aggregate principal amount of such notes, plus accrued and unpaid interest to (but not including) the redemption date, for a total payment of $1,087.77 per $1,000 principal amount of notes being redeemed.

       The securities purchase agreements and registration rights agreements, the redemption of $325 million of notes in November 2013 and the redemption of remaining $75 million of outstanding notes in March 2014, were approved by our Board of Directors. Copies of the agreements referred to in this section and other related agreements are included in a report we filed with the Securities and Exchange Commission on November 26, 2008.

Shareholder's Agreement with Berkshire Hathaway

       In connection with the equity commitment agreement we entered into with Berkshire Hathaway in January 2006, we entered into the Shareholder's Agreement with Berkshire Hathaway pursuant to which Berkshire Hathaway agreed, among other things, to a standstill period, which ended in August 2013. We and Berkshire Hathaway also agreed that, after the standstill period ends, during the time that Berkshire Hathaway owns our equity securities, Berkshire Hathaway will be exempted from our stockholder rights plans, except that our stockholder rights plans may require that Berkshire Hathaway does not acquire (although it may continue to hold) beneficial ownership of more than 50% of our voting securities, on a fully diluted basis, other than pursuant to an offer to acquire all shares of our common stock that is open for at least 60 calendar days.

       The equity commitment agreement and Shareholder's Agreement were approved by our Board of Directors.

Transactions with Principal Stockholders

       We purchase products, principally fiberglass and insulation, and services, including pipeline services, and lease equipment from subsidiaries of Berkshire Hathaway in the ordinary course of our business. The aggregate amount of those purchases and lease transactions in 2013 was approximately $29.5 million. In addition, we sell roofing and other building products to subsidiaries of Berkshire Hathaway. The aggregate amount of these sales in 2013 was $9.5 million. We purchase products, principally insulation, from affiliates of Gebr. Knauf in the ordinary course of business. Those purchases aggregated approximately $4.4 million in 2013. We sold approximately $1.1 million of products to affiliates of Gebr. Knauf in 2013. We are a partner with an affiliate of Gebr. Knauf in a joint venture that manufactures and markets cement-based panels primarily in Europe and Russia. The joint venture had sales of approximately $63.1 million in 2013.

       In 2012, we and our wholly-owned subsidiaries, USG Foreign Investments, Ltd. and USG (UK) Ltd., collectively the Sellers, entered into a Share and Asset Purchase Agreement ("SAPA") with Knauf International GmbH and Knauf AMF Ceilings Ltd., affiliates of Gebr. Knauf and collectively Knauf, pursuant to which the Sellers sold to Knauf certain of their wholly-owned European business operations. There are continuing indemnification obligations under the SAPA pursuant to which we may be obligated to pay money to, or entitled to receive money from, certain entities affiliated with Knauf.

       We and our subsidiary L&W Supply Corporation are defendants in lawsuits relating to Chinese-made wallboard installed in homes primarily in the southeastern United States in 2006 and 2007. Most of the lawsuits against us relate to wallboard manufactured by Knauf Plasterboard (Tianjin) Co., an affiliate of Gebr. Knauf. We have reached a settlement agreement with Gebr. Knauf and their respective affiliates that limits our responsibility for all claims against us for homes to which we delivered Knauf Plasterboard (Tianjin) Co. wallboard. In accordance with the terms of the agreement, an affiliate of Gebr. Knauf will fund a substantial portion of the costs of resolving the claims, and L&W Supply's net liability for such claims is currently estimated to be approximately $2.2 million.

 COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

       USG's executive compensation program is designed to attract, motivate and retain talented executives and align their interests with those of stockholders through a combination of base salary, annual and long-term incentive compensation awards, retirement and other benefits and limited perquisites. In 2011, we developed the Plan to Win, a strategic roadmap to return the Company to profitability, grow our businesses and build the value of the enterprise. Our compensation program for executive officers, including our named executive officers who are the individuals named in the Summary Compensation Table on page 38 of this proxy statement, is designed to support the Plan to Win and to align compensation with our financial performance. As a result, our program places the greatest emphasis on performance-based incentives. Over 80% of our Chairman, President and CEO's target total 2013 compensation, and 70% of the average target total 2013 compensation of our other named executive officers, was performance based:

Chairman, President & CEO 2013 Target Pay Mix	Other NEO Average 2013 Target Pay Mix

Performance-Based Compensation at risk: 84%	Performance-Based Compensation at risk: 70%

2013 Performance and Executive Compensation

       In 2013, we made significant progress on all three strategic priorities of our Plan to Win: Strengthening Our Core Businesses, Diversifying Our Earnings and Differentiating Our Value Proposition Through Innovation. The annual highlights include:

  •
  net income of approximately $47 million, our first full year of positive net income since 2007;

  •
  net sales of approximately $3.57 billion, an increase of approximately 10.7% compared to 2012;

  •
  consolidated operating profit of $258 million, an increase of approximately 253% compared to 2012;

  •
  operating profit of $94 million in our Worldwide Ceilings segment, which was its highest operating profit ever;

  •
  operating profit at L&W Supply, our distribution subsidiary, of $6 million, its first full year of positive operating profit since 2007;

  •
  announcement of a $1.6 billion in asset value, 50/50 strategic joint venture with Boral Limited to manufacture and distribute building products in the Asia Pacific and Middle East regions;

  •
  extension of our UltraLight technology to our manufactured housing baseboard line and to our line of veneer plaster substrates;

  •
  the launch of a new brand identity and tagline, and the sponsorship of the U.S. Olympic and Paralympic teams and the Canadian Olympic team to activate the new brand;

  •
  the conversion of $325 million of our outstanding 10% convertible senior notes into equity; and

  •
  the settlement of pension liabilities resulting in a reduction in our pension benefit obligation of approximately $80 million.

       Our significantly improved financial results in 2013 reflect the aggressive actions management has taken to address the downturn in the construction industry, including steps to lower our breakeven and improve operating results. The cost reductions we have implemented over the last several years contributed to our attainment of positive net income in 2013 for the first time since 2007 on approximately $1.6 billion less in revenue in 2013 compared to 2007. We also continued to focus on operational excellence with record or near record performance in safety, quality, customer satisfaction and operating efficiency. The actions taken by management have resulted in substantial improvements in our operating results and our stock price over the last three years as reflected in the following table:

	2011		2012	2013
Net Sales (in millions)	$2,910	*	$3,224	$3,570
Net Income (Loss) (in millions)	$(390	)*	$(125)	$47
Closing stock price on last trading day of the year	$10.16		$28.07	$28.38

*
Amounts have been adjusted to reflect our European businesses, which were sold on December 27, 2012, as discontinued operations.

       Compensation for 2013 for our named executive officers reflects the improvement in our results and the achievement of key performance metrics as discussed below.

  •
  Base Salary — In 2013, we increased salaries for named executive officers as well as all other salaried employees. Annual salary increases were reinstituted in 2012 following a three-year period in which annual salary increases were suspended. The increase for our Chief Executive Officer was approximately 7%, and the average increase for the other named executive officers was approximately 5.7%.

  •
  Annual Incentive Awards — Fifty percent of annual incentive award opportunity is based on net earnings. In 2013, for the first time in five years, payment was made for this segment of the award because we recorded net earnings in 2013. The balance of the award opportunity is based on the achievement of annual operating and financial objectives, or Focus Targets. Annual incentive awards for our named executive officers in 2013 ranged from 143% to 148% of target due to our achievement of positive net earnings and strong performance on the Focus Targets, as discussed below.

  •
  Long-Term Incentive Awards — For the first time, annual equity awards granted in 2013 were comprised of market share units and performance shares. The Compensation and Organization Committee of our Board of Directors replaced stock options and restricted stock units with market share units in order to more closely align pay with performance and more efficiently deliver long-term compensation to our executives using fewer shares. As a result of transitioning to market share units, the entire long-term incentive award granted to an executive is now performance-based, as discussed below.

Compensation Governance

       Our executive compensation practices include governance features that support our pay for performance philosophy, including

  •
  the Compensation and Organization Committee of our Board of Directors is comprised solely of independent directors with whom stockholders may communicate as discussed under "Communications with Directors" on page 13 of this proxy statement;

  •
  the Compensation and Organization Committee's consultant, Towers Watson, is retained directly by the Committee, and the Committee has assessed the independence of Towers Watson and did not identify any conflict of interest that would prevent Towers Watson from independently representing the Committee;

  •
  the Compensation and Organization Committee has reviewed compensation-related risk with management and Towers Watson and concurs with management's conclusion that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us;

  •
  long-term incentive awards are subject to double-trigger vesting upon a change in control, effective with the 2013 grants, as discussed below; and

  •
  all Employment and Change in Control Severance Agreements entered into since 2012 do not contain provisions providing for modified tax gross-ups or additional service and age credits under our retirement plans.

       These governance practices are complemented by specific compensation program elements designed to align the program with stockholder interests and encourage management not to take excessive risks, including

  •
  stock ownership guidelines for our executive officers and non-employee directors, as described on pages 34 and 55, respectively, of this proxy statement;

  •
  compensation recoupment, or "clawback," provisions that allow our Board of Directors to recoup excess incentive compensation paid to an executive officer if our financial statements are restated due to fraud or intentional wrongdoing of the executive officer;

  •
  a limit on the payout under the annual Management Incentive Program to a maximum of two times the par, or target, incentive award;

  •
  a long-term incentive program that is 100% performance-based consisting of (i) market share units that are earned based on our stock price performance over two- and three-year periods, and (ii) performance share awards that are earned based on a comparison of our total stockholder return over a three-year vesting period to the total stockholder return for the companies in the Dow Jones U.S. Construction and Materials Index; and

  •
  prohibitions on our executive officers engaging in speculative transactions involving our securities, including buying or selling puts or calls and short sales.

Compensation Philosophy and Objectives

       Our executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders, motivates management to achieve our long-term strategic and annual operating objectives and enables us to attract and retain talented executives.

       We align management's interests with those of our stockholders by using equity-based long-term incentive awards, including awards that vest only upon the achievement of performance objectives, maintaining stock ownership guidelines and restricting hedging activity. We base annual incentive awards on net earnings and on selected key operational and financial metrics.

       We motivate management to achieve our strategic growth and annual operating objectives through compensation programs that reward performance. At least 70% of the targeted compensation opportunity for our executive officers as a group is variable based on achievement of earnings, annual operating and financial targets, our stock price performance and total stockholder return. The annual operating and financial targets are selected to motivate management to take actions that benefit both short-term operating and long-term strategic objectives.

       We attract and retain talented managers by ensuring that compensation opportunity is competitive in relation to similar positions in similar organizations. In setting compensation opportunity for our executive officers, we use the median level of compensation opportunity for a comparator group of companies as the reference point. We generally seek to set the target compensation opportunity for an individual executive officer within a band of 75% to 125% of the median based on the executive officer's performance, experience and skill. We also adjust compensation levels based on internal equity to appropriately reward the contributions of our executives and to facilitate succession planning objectives.

       We implement our executive compensation philosophy through the following programs:

Type	Program	Objective
Performance-Based Compensation	Long-Term Incentive Plan	Stockholder Alignment Reward Performance Market Competitive Compensation Retention

	Annual Management Incentive Program	Reward Performance Market Competitive Compensation Stockholder Alignment
Fixed Compensation	Base Salary	Reward Performance Market Competitive Compensation

	Retirement, Health and Welfare Benefits	Market Competitive Compensation Retention

	Executive Benefits and Other Perquisites	Market Competitive Compensation Retention

Committee Position on Incentives and Excessive Risk

       The Compensation and Organization Committee, or Committee, of our Board of Directors believes that the design of our compensation programs, which balances salary, short-term incentives and long-term incentives, does not encourage management to take excessive risks to maximize earnings or meet performance objectives in a single year at the expense of our long-term objectives.

       The annual incentive program has a mix of financial and operating objectives, a limitation on the amount of payments and a "clawback" feature described on page 23 of this proxy statement. The Long-Term Incentive Plan, or Plan, uses a variety of equity compensation awards (market share units, performance shares and restricted stock units) that have extended vesting periods and provide different incentives. It also includes a "clawback" feature, and the awards under the Plan contain a double-trigger vesting provision. Together with our stock ownership guidelines and a prohibition on speculative transactions involving our securities, this balanced array of incentives encourages management to achieve both short-term operating and financial and long-term strategic objectives. The Committee and its consultant annually review a risk assessment of our compensation programs, and they believe that these programs do not create risks that are reasonably likely to have a material adverse effect on us.

Compensation and Organization Committee

       Our executive compensation programs are overseen by the Committee. The Committee is comprised solely of independent directors, as defined by the New York Stock Exchange listing standards. The current Committee members are Steven F. Leer (Chair), Jose Armario, W. Douglas Ford, and Richard P. Lavin. The Committee's charter charges it with various accountabilities, including

  •
  to review and make recommendations to the Board of Directors with respect to management organization, succession and development programs, the election of corporate officers and their compensation;

  •
  to make decisions required by a committee of the Board of Directors under all incentive compensation plans,;

  •
  to approve and report to the Board of Directors changes in salary ranges for all other major position categories and changes in retirement plans, group insurance plans, investment plans or other benefit plans and management incentive compensation or bonus plans; and

  •
  sole authority to retain or obtain the advice of any compensation consultant or other adviser after taking into consideration the adviser's independence from management.

       The Committee's charter is reviewed at least annually. The charter can be found on our website www.usg.com.

Committee Calendar and Meetings

       Normally the Committee meets between four and six times a year. In 2013, the Committee held six meetings and also acted three times by unanimous written consent in lieu of a meeting. The agendas for meetings and the annual Committee calendar are developed by management in consultation with the Committee Chair. The Committee has retained an independent compensation consultant, and one of its representatives is usually in attendance at Committee meetings.

       The Committee periodically holds meetings or executive sessions to review matters with its compensation consultant without management present. The Committee also periodically holds meetings or executive sessions with neither its independent compensation consultant nor management present.

Management's Role in Compensation

       Our Human Resources Department is responsible for the administration of our executive compensation, benefits and related programs. The Senior Vice President, Human Resources and Communications is accountable for making proposals to the Committee for changes in compensation and benefit programs at the request of either management or the Committee. The Senior Vice President, Human Resources and Communications is also the primary management contact for the Committee Chair.

       Our Chairman, President and Chief Executive Officer and Senior Vice President, Human Resources and Communications usually attend Committee meetings to present matters for consideration by the Committee and to answer questions regarding those matters. Other executive officers and senior managers may attend meetings at the request of either management or the Committee to provide information and answer questions relevant to the Committee's consideration of matters presented to it.

       The Chief Executive Officer recommends to the Committee any changes in compensation for executive officers (other than himself) based on his assessment of each individual's performance, contribution to our results and potential for future contributions to our success. The Committee meets in executive session without any members of management present to review the performance and compensation of the Chief Executive Officer, to evaluate compensation proposals made by management and to make decisions with respect to those proposals.

       Once each year (typically in July) management provides the Committee with an overview of all compensation and benefit plans pertaining to executive officers, including the purpose and cost of the programs and the value delivered to the participants by the programs. The Committee uses this information when evaluating subsequent compensation proposals by management and in developing its own proposals for changes to executive officer compensation. The Chief Executive Officer and the Senior Vice President, Human Resources and Communications also lead an annual review for the Board of our management succession plans. This review provides the Committee and other Board members with information regarding the performance and potential of our management team that can be taken into account when executive compensation decisions are made.

Compensation Consultant

       The Committee has retained Towers Watson as a compensation consultant to provide the Committee with an independent review of our executive compensation program. Towers Watson was selected by the Committee and works under the direction of the Committee Chair. The Committee has assessed the independence of Towers

Watson and did not identify any conflict of interest that would prevent Towers Watson from independently representing the Committee.

       Towers Watson's primary role is to provide an independent analysis of competitive market data and to assist the Committee in evaluating compensation proposals made by management. The Committee has also on occasion asked Towers Watson to assist it in developing the compensation package for our Chief Executive Officer. Towers Watson's fees for its services provided to the Committee in 2013 were $28,762.

       Towers Watson provided services to management during 2013 only to advise regarding broad-based benefit plans and casualty insurance programs and to provide non-customized surveys regarding compensation of non-officer salaried employees. Its fees for those services were $80,624. At the direction of the Committee Chair, Towers Watson may meet with management and/or management's consultant to review management's proposals prior to the Committee's review. A representative of Towers Watson generally attends the Committee's meetings. USG pays Towers Watson's fees for consulting services provided to the Committee after approval of those fees by the Committee Chair.

       Management also uses consultants to provide analysis and advice with respect to executive compensation programs and practices. Management's primary advisor for compensation-related matters is Exequity, LLP. Exequity assists management in analyzing competitive market practices and benchmark data and in developing proposals for review by the Committee. It does not provide any services to USG other than executive compensation consulting. Management also contracts with Aon Hewitt to conduct an annual competitive review of our executive compensation pay practices compared to those of a comparator group of companies. The study assists management in comparing compensation levels for our executive officers to compensation levels of the comparator group. Aon Hewitt does not assist management in formulating proposals for compensation changes for executive officers. Aon Hewitt provides other services to us related to the administration of our retirement, health and welfare benefit plans.

Setting Compensation Levels — Compensation Committee Annual Review

       In February of each year, the Committee sets the level of each element of compensation for our executive officers. As part of this process, the Committee considers market competitiveness, current market conditions, performance for the prior year, succession plans and internal equity.

Market Competitiveness

       Since 2003, management has engaged Aon Hewitt to conduct an annual Executive Compensation Competitive Review to compare compensation opportunity for our executive officers to the compensation opportunity provided for similar positions by 20-25 industrial and/or Chicago-based companies. Each executive officer's position, including the Chief Executive Officer's position, is compared to positions with similar responsibilities or at an equivalent level in this comparator group in terms of base salary, annual incentive, long-term incentive and total compensation. If there is no comparable position in the comparator group, the Committee generally sets compensation opportunity for the executive officer based on internal equity.

       The review provides the Committee with market information that enables it to evaluate total compensation opportunity, the mix of fixed and performance-based compensation elements and how total compensation is divided between the various elements. The Committee uses that information to evaluate recommendations made by management with respect to compensation of our executive officers other than the Chief Executive Officer and to develop its own recommendations with respect to the compensation of the Chief Executive Officer.

       We select our comparator companies from among those for which data is available in Aon Hewitt's Total Compensation Measurement data base, based on their similarity to USG in terms of industry, annual revenue, complexity of operations, business cyclicality and geographic location. They are the types of companies with which we compete for talent. For 2013, Temple Inland was removed because it was acquired by another company, and A.O. Smith and Mohawk Industries were added and Stanley Black & Decker and Texas Industries were removed in order to include comparator companies that are more similar to USG in terms of annual revenue and industry. Therefore, our peer group for 2013 was comprised of:

A.O. Smith Corporation	Fortune Brands Home & Security, Inc.	Mueller Water Products, Inc.
Armstrong World Industries, Inc.	Foster Wheeler Corporation	Owens Corning Corporation
Ball Corporation	Kennametal Inc.	PacTiv Corporation
Boise Cascade LLC	Lennox International, Inc.	The Sherwin-Williams Company
BorgWarner, Inc.	Martin Marietta Materials, Inc.	The Valspar Corp.
Brunswick Corporation	Masco Corporation	Vulcan Materials Company
Cooper Industries, plc	MeadWestvaco Corporation	W.W. Grainger, Inc.
Dover Corporation	Mohawk Industries

       We have designed our executive compensation package to be market competitive in total. Our objective is to provide executive officers with a targeted total compensation opportunity generally within a band of 75% to 125% of the median of the comparator group for their individual positions. Median compensation data for our peer group is derived by using regression analysis, which is a technique used to size adjust comparator group data to the appropriate scope. For 2013, the comparator group data was size adjusted to a revenue of $3 billion, which approximated our annual revenues at the time the analysis was completed.

       Total compensation opportunity for each executive officer is set based on performance, experience, skill and internal equity. Executives who are new in a position may be below the median for one or more elements of compensation. To reward extraordinary accomplishments, to promote retention and succession planning objectives and/or to maintain internal equity, we may pay an element of compensation in excess of 125% of the median. In circumstances where the scope of one of our executive's position differs significantly from the scope of responsibility of similarly titled positions in the comparator group companies, the Committee may set the targeted compensation opportunity for that executive outside the 75% to 125% of median range. The Committee is comfortable with setting one or more elements of an executive's compensation opportunity outside this range because the Committee is more concerned with the competitiveness of our executive officers' total compensation opportunity than the opportunity represented by any one individual element of compensation.

       Total target net compensation — base salary, target annual incentive opportunity and the grant date value of long-term incentive awards — for each of our named executive officers for 2013 was initially set as follows:

Percentage of 2012 Median
Mr. Metcalf	106
Mr. Hilzinger	102
Mr. Ferguson	121
Mr. Griffin	134
Mr. Dannessa	128

       The targeted total compensation opportunity for 2013 was set above 125% of the median for Mr. Griffin in recognition of his strong contributions in returning the Company to profitability during 2012 and for Mr. Dannessa in recognition of his leadership over our innovation activities, especially the development of our UltraLight technology.

Performance

       The Committee assesses the performance of the Chief Executive Officer in executive session at the February Committee meeting and makes recommendations to the Board regarding the Chief Executive Officer's compensation. The Chief Executive Officer conducts a similar assessment of the performance of the other executive officers and summarizes the results for the Committee when making his compensation recommendations to the Committee at the February Committee meeting.

       The Committee's determination of our executive officers' compensation adjustments, if any, is based on its assessment of each executive officer's contribution to our overall financial results for the year and to the accomplishment of our annual operating and financial objectives as well as internal equity. Among the 2012 accomplishments considered by the Committee in making its recommendation to the Board regarding 2013 compensation levels for our named executive officers were:

  •
  we had operating profit of $73 million, our first full-year operating profit since 2007;

  •
  our net sales increased by more than 10% to approximately $3.2 billion;

  •
  our domestic ceilings business, USG Interiors, had a record year with an operating profit of $71 million;

  •
  we achieved record or near record safety, productivity, quality and customer service results;

  •
  we entered into mining and manufacturing joint ventures in Oman to service the wallboard markets in India and the Middle East;

  •
  our distribution subsidiary, L&W Supply Corporation, reduced its operating loss by 50% compared to 2011;

  •
  we sold our wholly-owned European operations in order to invest in higher growth areas;

  •
  we realigned our operations and our resources by moving to a shared services delivery model;

  •
  our utilization of programs like Lean Six Sigma generated significant cost savings in our manufacturing operations; and

  •
  we broadened our portfolio of lightweight products with the introduction of SHEETROCK® Brand UltraLight MOLD TOUGH® Panels.

Internal Equity

       The Committee also considers the level of compensation opportunity of executive officers based on its judgment of the relative importance of the responsibilities of each executive officer position to USG and each executive officer's contribution to corporate results. In addition, adjustments may be made to further our succession planning philosophy of developing and promoting talent from within USG. The Chief Executive Officer's compensation opportunity has historically been significantly higher than that of our other named executive officers based on our philosophy of paying market competitive compensation and reflects his broader accountability and the greater percentage of his total compensation that is performance-based. We do not set the compensation level of our executive officers as a multiple of the compensation of any other employee or group of employees.

Advisory Votes Related to Named Executive Officer Compensation

       At our annual meeting of stockholders held in May 2011, the compensation of our named executive officers set forth in the proxy statement for that meeting was approved, on an advisory basis, by more than 87% of the votes cast by our stockholders, and the recommendation of the Board of Directors to hold an advisory vote regarding the compensation of our named executive officers every three years received the support of almost two-thirds of the votes cast by our stockholders. Taking into consideration that support, the Board determined to hold future stockholder advisory votes regarding the compensation of our named executive officers every three years until the next required vote regarding that frequency in 2017. Also taking into account the substantial stockholder support of the compensation described in the proxy statement for our 2011 annual meeting, the Committee did not implement changes to our executive compensation program as a result of the stockholder advisory vote. Again at this year's annual meeting of stockholders, our stockholder will have an opportunity to approve, on an advisory basis, the compensation of our named executive officers.

Elements of Total Compensation

       Our total compensation program consists of the following elements:

  •
  base salary;

  •
  annual incentive;

  •
  long-term incentive; and

  •
  benefits and perquisites.

Base Salary

       The starting point for determining base salaries for our executive officers is the annual Aon Hewitt Executive Compensation Competitive Review. Individual salaries for our executive officers range between approximately 100% and 120% of the median for the comparator group. Factors that warrant paying above the median include: individual performance, as assessed by the Chief Executive Officer (or in the case of the Chief Executive Officer, the Compensation and Organization Committee), experience, skills, internal equity and retention considerations.

       The Committee approved salary increases for 2013 for all salaried employees, including the following increases for our named executive officers:

Percentage Increase
Mr. Metcalf	6.9
Mr. Hilzinger	3.0
Mr. Ferguson	4.0
Mr. Griffin	12.5
Mr. Dannessa	4.0

       In addition, the Committee approved an additional salary increase of 18.9% for Mr. Griffin, effective October 1, 2013, in connection with his promotion to serve as our Chief Operating Officer.

Annual Incentive

       Our annual Management Incentive Program, or Program, provides a variable reward opportunity based on net earnings and the achievement of operating and financial objectives derived from the annual operating plan. We pay annual incentive awards in the first quarter of the year following the year in which they are earned.

       The target annual incentive opportunity for participants in the Program is expressed as a percentage of base salary. For 2013, the target annual incentive opportunity for executive officers ranged from 45% of base salary to 110% of base salary for our Chief Executive Officer. The amount of the target annual incentive opportunity for each of our named executive officers for 2013 is indicated under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" in the 2013 Grants of Plan-Based Awards Table on page 41 of this proxy statement.

       In 2013, Mr. Metcalf's target annual incentive was increased from 100% of base salary to 110% of base salary. This change was made to appropriately reflect the scope of his accountability and to ensure the compensation opportunity provided is market competitive. Our Chief Executive Officer's annual incentive opportunity is higher than the opportunity for our other executive officers in 2013 in recognition of the broader scope of his responsibilities and impact on corporate performance, and based on market data regarding compensation of chief executive officers of the companies in our comparator group.

       For 2013, the annual incentive award opportunity was comprised of the following segments that are designed to provide an incentive to maximize earnings and pursue operational excellence.

  •
  Share of Net Earnings:  50% of the 2013 Program target award opportunity for our executive officers was based on a "share of the earnings" formula. We use a portion of our consolidated net earnings to fund a pool from which we pay awards to participants. Adjustments to net earnings may be made (with the Committee's approval) for the impact of significant non-operational items. For 2013, positive adjustments were made for pension settlement charges, withholding taxes on dividends between foreign subsidiaries, a loss from discontinued operations relating to the sale of our European businesses in 2012, restructuring charges and certain financing fees.

    We designed the share of the earnings concept to align our annual incentive awards with overall corporate results. As corporate performance (measured by consolidated net earnings) improves, more funds are allocated to the share of the earnings pool and participants receive larger awards. Similarly, if earnings decline, fewer funds are allocated to the pool, resulting in lower, or no, awards for participants.

    The allocation of consolidated net earnings to the pool is based on a schedule designed so that participants could earn a par award for this segment of the Program in 2013 if consolidated net earnings in the year were $50 million. The minimum amount of net earnings required for any payment under this segment for 2013 was $10 million. For the first time since 2007, awards under the share of the earnings portion of the Program were earned in 2013 since we reported consolidated net earnings, as adjusted by the Committee, in excess of $50 million for the year, which resulted in participants receiving awards equal to 146% of par for this segment of the 2013 Program. The Committee reviews the formula for reasonableness annually.

  •
  Focus Targets:  50% of the 2013 Program target award opportunity for our executive officers was based on the achievement of annual operating and financial objectives, called Focus Targets. These targets are derived from our annual planning process and are measurable and verifiable. We use broad, high impact measures such as business unit profitability, new product growth and gross margin that are designed to promote a balanced performance between operational and long-term growth objectives and to reward achievements that contribute to our profitability. The payout can range from zero to 200%.

  The Committee approves the Focus Target measures and minimum, par and maximum performance levels for each measure early in the year. In February of the following year, the Committee reviews the prior year's performance, including the degree of achievement of each of the Focus Targets and the computation of the share of the earnings formula.

  We designed the Program in recognition of the cyclical nature of our businesses to provide management with a strong incentive to maximize operational performance at all points of the business cycle. During peak years, corporate earnings may be driven in part by market conditions, but strong operational performance must be achieved to earn a maximum payout under the Program. Similarly, at the bottom of the cycle, when market conditions provide less opportunity, management still has strong incentive to optimize operational efficiency and productivity and to enhance our market leadership positions.

       Our key objectives for 2013 were centered on achieving profitability, growing sales of new products and increasing operational efficiencies. The Focus Targets for our named executive officers for 2013 were chosen to support these objectives. We believe these targets were effective because during 2013 we increased our net sales by more than 10% and achieved our first consolidated net earnings since 2007. We significantly improved results in our distribution business, which had its first operating profit since 2007, achieved record operating results in our ceilings business and took other actions to improve operating efficiency. These achievements contributed to the performance in relation to the 2013 Focus Targets for our named executive officers reflected in the table below, which also sets forth other information regarding those 2013 targets.

Measure	Minimum	Target	Maximum	2013 Performance % of Target	Payout Earned % of Par
U.S. Operations Adjusted Operating Profit ($ in millions)(1)	$236.6	$295.8	$355	110%	150%
L&W Supply Adjusted Operating Profit(1)	$1.0	$5,600,000	$15,000,000	154.1	132
International Adjusted Operating Profit ($ in millions)(1)	$45.2	$56.5	$67.8	96.4	91
New Product Growth
U.S. Operations (increase in domestic sales of UltraLight wallboard, in billions of square feet)	2.0	2.3	2.8	118	183
L&W Supply (increase in revenue from sales of insulation, in millions)	$51.6	$64.5	$77.4	79.3	0
International (increase in international sales of UltraLight wallboard, in millions of square feet)	798	997	1,200	93.8	84
U.S. Wallboard Spread		(2)		107.8	139

(1)
Adjusted to eliminate the effect of non-operational charges, including pension settlement charges and asset impairments and restructuring charges.

(2)
We do not publicly disclose wallboard spread because that information constitutes confidential commercial and financial information, the disclosure of which would cause us competitive harm. The target level for this Focus Target was set at a challenging, but achievable, level.

       For 2013, the named executive officers were assigned the following Focus Targets with the weightings indicated below:

	U.S. Operations Adjusted Operating Profit	L&W Supply Adjusted Operating Profit	International Adjusted Operating Profit	New Product Growth	U.S. Wallboard Spread
Mr. Metcalf	10%	10%	10%	10%	10%
Mr. Hilzinger	10%	10%	10%	10%	10%
Mr. Ferguson	10%	10%	10%	10%	10%
Mr. Griffin	20%	—	10%	10%	10%
Mr. Dannessa	10%	—	10%	20%	10%

       Achievement of the Focus Target segment of the 2013 Program resulted in awards of approximately 144% of par for our named executive officers and 129% of par for all other executive officers. On an individual basis, the payouts ranged from approximately 139% to 149% of par for our named executive officers and approximately 113% to 143% of par for all of our other executive officers. Over the eight years ended 2013, the total payout under our annual Management Incentive Program for executive officers as a group, excluding the profitability adjustments for 2011 and 2012, has ranged from approximately 35% to 142% of par, and has averaged approximately 77% of par. The annual programs in 2011 and 2012 required that we report consolidated adjusted operating profit prior to 2014 before any awards could be earned or paid, and they included positive adjustments to the Focus Targets segment in the event such profitability was achieved during the first two years of each program.

Long-Term Incentive

       The purpose of our equity-based Long-Term Incentive Plan is to motivate management to build the value of the enterprise, to align management's interests with those of our stockholders and to provide a competitive compensation opportunity that enables us to attract and retain talented employees. Certain changes implemented by the Committee in 2013, which are described below, further enhance our pay-for-performance alignment. The entire annual awards granted in 2013 are at risk and incorporate a multi-year focus based on both our absolute stock price and relative performance as measured by our total stockholder return compared to certain other companies. For 2013, the annual awards consisted of market share units, or MSUs, and performance shares, but the Plan also provides for the use of stock options, stock appreciation rights, restricted stock, restricted stock units, or RSUs, performance units and other stock and cash awards.

       In February 2013, the Committee and the Board approved two changes to our Long-Term Incentive Plan awards to further align executive pay and shareholder value. First, our equity award agreements historically provided for the immediate and full vesting of all awards upon the occurrence of a change in control as defined in the Plan, or single-trigger vesting. Effective with the 2013 grants, our equity award agreements now provide for vesting upon a change in control in most circumstances only if there is also a related loss of employment or diminution of duties, or double-trigger vesting.

       Second, the Committee and the Board approved a new design for Long-Term Incentive Plan awards for named executive officers. In previous years, the value of the grants to executive officers under the Long-Term Incentive Plan was comprised of 37.5% from stock options, 37.5% from RSUs and 25% from performance shares. For the 2013 grants, 75% of the value was delivered in the form of MSUs and 25% of the value was delivered in the form of performance shares. MSUs have several advantages compared to the combination of non-qualified stock options and RSUs, including:

  •
  MSUs provide closer alignment with the interests of our stockholders by linking potential rewards more closely to changes in our enterprise value;

  •
  the use of two vehicles (MSUs and performance shares), compared to three vehicles in the prior design, is simpler and provides a better motivational tool for participants; and

  •
  MSUs are a more efficient tool to deliver compensation opportunity because they use fewer shares to deliver the same potential compensation opportunity.

       As discussed above, at their regularly scheduled meetings in February 2013, the Committee and Board approved annual awards under the Plan for 2013. For executive officers:

  •
  75% of the grant date value of the total award was provided in the form of MSUs.  We used market share units to align management and stockholder interests by providing an opportunity for management to achieve meaningful levels of stock ownership, to create a strong incentive for management to grow our business, to promote retention and to provide the opportunity for competitive compensation based on stock price appreciation. The actual number of shares of common stock to be issued can range from zero to 150% of the number of MSU's awarded based on the percentage change in the price of our common stock over the applicable vesting period. If the stock price increases during the vesting period, both the value and number of shares that vests increases. If the stock price declines, both the value and number of units that are eligible to vest will be reduced. One-half of the MSUs will generally vest on December 31, 2014, with a 5% appreciation in the Market Value of our common stock, as defined below, required for vesting of the target number of shares, and the other one-half of the MSUs will generally vest on December 31, 2015, with a 10% appreciation in the Market Value of our common stock required for vesting of the target number of shares. In general, earning MSUs requires continued employment through the measurement dates.

  The percentage of the target MSUs granted in 2013 that will actually vest is set forth in the following table:

Performance of Market Value on applicable Measurement Date compared to the Grant Date	Percentage of Target Shares Vesting on First Measurement Date December 31, 2014(1)	Percentage of Target Shares Vesting on Second Measurement Date December 31, 2015(1)
More than 50% decrease in Market Value	0%	0%
50% decrease in Market Value	50%	50%
No change in Market Value	95%	92%
5% increase in Market Value	100%	94%
10% increase in Market Value	106%	100%
50% or more increase in Market Value	150%	150%

(1)
Straight-line interpolation is used to determine values between performance thresholds.

  Market Value of our common stock is determined on the applicable date as set forth below:

	Grant Date February 13, 2013	First Measurement Date December 31, 2014	Second Measurement Date December 31, 2015
Market Value measurement methodology on applicable dates	Average of the closing prices of our common stock for the first seven trading days in February of 2013	Average of the closing prices of our common stock during the month of December 2014	Average of the closing prices of our common stock during the month of December 2015
  •
  The remaining 25% of the grant date value of the total award was provided in the form of performance shares.  The actual number of shares of common stock to be issued can range from zero to 200% of the number of performance shares awarded, based on a comparison of our total stockholder return over the three-year vesting period ending December 31, 2015 to the total stockholder return for the companies in the Dow Jones U.S. Construction and Materials Index. Adjustments may be made to the Index to reflect changes in the companies included in the Index during the vesting period. We use this Index because it is comprised of companies that participate in similar markets as our operating businesses and, therefore, provides an appropriate benchmark to measure the relative performance of our stock. We also use this Index in the performance graph included in our annual report on Form 10-K. We use performance shares, and total stockholder return as the measure to determine the number of shares that vest, to motivate management to achieve the longer objectives outlined in our Plan to Win. The vesting schedule for our performance shares is as follows:

Total USG Stockholder Return Relative to Index	Percent of Award Earned(1)
Below 35th percentile	0%
35th percentile	35
50th percentile	100
75th percentile	150
90th percentile or above	200

(1)
Straight-line interpolation is used to determine values between vesting tiers.

       During 2013, the Committee and Board of Directors also approved a special award of 10,000 RSUs to Mr. Griffin in connection with his promotion to serve as our Chief Operating Officer. One-half of this RSU award will vest on the second anniversary of the grant date and the other one-half will vest on the fourth anniversary of the grant date.

       In February 2014, as contemplated when originally implementing the MSU program, the Committee and the Board revised the MSU awards granted in 2014 to provide for full vesting of the awards after three years (subject to USG's stock price performance), rather than one-half after two years and one-half after three years, which was the vesting schedule for the 2013 program in order to provide a transition from the prior program that vested awards ratably over four years. The 2014 MSU awards will require a 10% appreciation in the Market Value of our common stock for vesting of the target number of shares.

Stock Ownership Guidelines

       We have stock ownership guidelines for our executive officers and other senior managers. Participants are expected to own at a minimum the lesser of their salary multiple or the fixed number of shares set forth below:

Participant	Minimum No. of Shares	Multiple of Base Salary
Chairman, President and Chief Executive Officer	100,000	5X
Executive Vice President	35,000	4X
Senior Vice President	15,000	3X
Vice President	10,000	2X
Director/Subsidiary VP	3,500	1X

       The guidelines were set at these levels to ensure management owns meaningful levels of stock, taking into account competitive market practice. We expect all participants to reach at least the minimum level of ownership for their position level within five years after their appointment to that position. Shares owned, performance shares that have vested and unvested restricted stock units count towards satisfaction of the guidelines. If a participant fails to meet or show sustained progress toward meeting these ownership requirements, we may reduce future long-term incentive program awards to that participant. All of our named executive officers meet or exceed their stock ownership guidelines.

Benefits and Perquisites

Broad-Based Retirement, Health and Welfare Benefits

       We provide a comprehensive health and welfare package to all of our full-time employees. Our executive officers are eligible to participate in these plans on the same basis as other eligible employees. The package includes the following benefits:

  •
  Medical, Dental and Vision Plans:   All participants contribute approximately 20% of the cost of the coverage for the medical plan and approximately 50% of the cost for the dental and vision plans. We do not provide any supplemental medical coverage or subsidy to any executive officer. Employees hired prior to January 1, 2002 are eligible for retiree medical coverage.

  •
  USG Corporation Investment Plan (401(k) Plan):  This qualified defined contribution plan allows employees to invest up to 50% of salary and annual incentive awards (subject to the maximum level of contribution set by the Internal Revenue Service) in twelve target date funds or nine core investment alternatives. We match employee contributions. As a result of our improved financial performance in 2012 and 2013, effective as of January 1, 2014, the employee match was increased to $.25 per dollar contributed up to 6% of pay, partially reversing a reduction in January, 2011 to the employee match from $.50 per dollar contributed to $.10 per dollar contributed.

  •
  USG Corporation Retirement Plan:  For employees hired before January 1, 2011, this qualified defined benefit plan provides a pension benefit based on the participant's years of credited service in the plan and the participant's final average pay. The plan requires participants to contribute 2% of pensionable earnings toward benefits. Participants can elect early retirement, with the benefit reduced 5% for each year earlier than age 65 at retirement. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in the benefit or can retire earlier than age 62 with a 3% reduction per year. We amended the plan to replace the final average pay formula with a cash balance formula for employees hired after December 31, 2010. The cash balance pension benefit is based on the participant's years of credited service in the plan and the participant's age. Mr. Hilzinger is the only executive with the cash balance formula.

       We also provide the following plans for our more highly compensated employees, including our executive officers, that provide benefits to supplement those provided under our Investment Plan and Retirement Plan.

Supplemental Retirement Plan

       Approximately 103 employees, including our executive officers, participate in the USG Corporation Supplemental Retirement Plan. This plan restores the benefits which otherwise would be delivered under the USG Corporation Retirement Plan but for the limits on pensionable compensation set by the Internal Revenue Service. The provisions of this plan mirror those of the Retirement Plan, including benefit formulas, definition of final average pay (without Internal Revenue Service limits) and the requirement for the contribution of 2% of pensionable earnings. Further information regarding our retirement plans and the present value of the qualified and supplemental pension benefits for our named executive officers appears under the heading "2013 Pension Benefits Table" beginning on page 46 of this proxy statement.

Deferred Compensation Plan

       Approximately 52 employees, including one of our named executive officers, participate in the USG Corporation Deferred Compensation Plan. Due to the contribution limits set by the Internal Revenue Service applicable to the USG Corporation Investment Plan, this nonqualified plan is designed to allow highly compensated employees the opportunity to defer compensation (and thus current income tax) generally until after termination of employment with USG. We do not match deferred amounts. Those amounts are invested as directed by the participant into investment options that mirror those of the USG Corporation Investment Plan. We are obligated to pay the deferred amounts, plus or minus any accumulated earnings or losses on those amounts, to the participants following the termination of the deferral period. Further information regarding the deferred compensation plan for our named executive officers appears under the heading "2013 Nonqualified Deferred Compensation Table" on page 48 of this proxy statement.

Perquisites and Other Benefits

       We make certain perquisites and other benefits available to our executive officers as part of providing them a competitive total compensation package and to facilitate their attention to the demands of our business. Executive officers are offered a company automobile and office parking, partial reimbursement for financial planning services, personal liability insurance and executive death benefit coverage, an annual medical examination, and on a limited basis, membership in luncheon clubs. The value of these benefits is described in more detail in the table titled "Supplemental Table" on page 39 of this proxy statement.

Employment Security and Potential Post Employment Payments

       We provide all of our executive officers with two employment security arrangements — an employment agreement and a change-in-control severance agreement. These agreements help us to attract and retain talented executives, protect our intellectual property, reduce the potential for employment litigation and avoid the loss of executives to our competitors and other corporations.

Employment Agreements

       We provide these agreements to assist in attracting and retaining executives, to protect our assets and intellectual property and to reduce the potential for litigation related to termination of employment. By setting the terms for the involuntary termination of an executive officer in advance of the termination, these agreements facilitate the Board's and the Chief Executive Officer's ability to effectuate smooth transitions in the executive team. The employment agreements generally provide named executive officers with two years of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and, except for

Mr. Hilzinger's agreement, the present value of providing an additional two years of service and two years of age credit under our retirement plans. The agreements provide these benefits only upon an involuntary termination of the named executive officer's employment without "cause." We established these benefit levels after reviewing competitive market practices for employment agreements used by similar types of organizations for executives at similar levels.

       We believe that the level of benefits provided by our agreements is in line with market practice for those companies that utilize employment agreements. Consistent with our paying two years' compensation as severance, the agreements include a requirement that after termination of employment, the executive officer will not compete with us for two years or solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any payments are made.

Change-In-Control Severance Agreements

       We provide these agreements to promote neutrality of our executive officers during potential change in control transactions so they will make the best decision for our stockholders, to retain the executive team in the event of a potential change in control transaction, to protect our intellectual property and to reduce the potential for litigation related to termination of employment. The agreements in effect for our named executive officers provide three years (for Messrs. Metcalf and Ferguson) or two years (for Messrs. Hilzinger, Griffin and Dannessa) of salary and bonus and lump sum payments equal to the cost of continued medical benefits for 18 months and the present value of providing an additional three years of service and three years of age credit (for Messrs. Metcalf and Ferguson) or an additional two years of service and two years of age credit (for Messrs. Griffin and Dannessa) under our retirement plans. Mr. Hilzinger's agreement does not provide for any payment for additional service or age credit.

       The agreements provide these benefits only in the event that there is both a change in control and an involuntary termination of the named executive officer's employment by the Company without "cause" or by the executive for "good reason." The definition of change in control is the same as in the Plan. Good reason includes, among other things, a reduction in salary or a material diminution in duties, responsibilities or total compensation. The agreements, other than Mr. Hilzinger's, include a "modified gross up" provision. If the total amounts payable to the executive officer would constitute a "parachute payment" resulting in the imposition of an excise tax, the payment will be reduced to the extent necessary to avoid being a parachute payment, unless the reduction would be more than 10% of the total amounts payable. In that case, the payment will be increased to provide the executive officer a net after tax amount equal to the value of the excise tax imposed. Mr. Hilzinger's agreement includes an "alternative cap" provision which provides that if the total amounts payable would constitute a "parachute payment" resulting in the imposition of an excise tax, the payment will be reduced to the extent necessary to avoid being a parachute payment, unless Mr. Hilzinger would receive a better after-tax benefit if the payment were not reduced and he paid the resulting excise tax directly.

       As with our employment agreements, we established these benefits after reviewing competitive market practices for change in control agreements used by similar types of organizations for similar purposes. We believe that the level of benefits provided by our change in control severance agreements is also in line with market practice for organizations that use change in control agreements. In consideration of our paying severance compensation, these agreements include a requirement that after termination of employment, the named executive officer will not compete with us for one year or solicit our employees for three years (two years for Messrs. Hilzinger, Griffin and Dannessa). Executive officers are required to sign a release waiving potential claims against us before any payments are made under these agreements. Further information regarding the benefits our current named executive officers could receive under these agreements is provided in the tables titled "Potential Payments Upon Termination or Change in Control" beginning on page 49 of this proxy statement.

Tax and Accounting Implications

       Management and the Committee reviewed and considered the deductibility of payments under our executive compensation program under Internal Revenue Code Section 162(m) and the regulations promulgated thereunder.

We believe that amounts payable under both the share of earnings and the Focus Target elements of the Management Incentive Program and the value of market share units and performance shares delivered will be fully deductible "performance-based" compensation under Section 162(m). Compensation attributable to the vesting of RSUs, other than RSUs that vest based on performance, are not "performance-based" compensation under Section 162(m). We also believe that all compensation we provided to our named executive officers for 2013 is fully deductible, except in the case of Mr. Metcalf to the extent that his aggregate salary, taxable benefits, gains from stock options and perquisites and compensation attributable to the vesting of RSUs exceeds $1 million.

       Management and the Committee reviewed all executive compensation programs and arrangements under Internal Revenue Code Section 409A, related to the deferral of compensation, and the current and future year accounting impact of the 2013 Plan awards when it considered and approved those awards.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

       USG's Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis section with our management. Based on that review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND ORGANIZATION COMMITTEE

Steven F. Leer, Chair
Jose Armario
W. Douglas Ford
Richard P. Lavin

 2013 SUMMARY COMPENSATION TABLE

       The Summary Compensation Table below reflects total compensation earned by or paid to our principal executive and financial officers and our other most highly compensated executive officers for the last three years. Information is provided for Mr. Hilzinger only for 2013 and 2012 and for Mr. Dannessa only for 2013 because they were not named executive officers in prior years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
James S. Metcalf,	2013	$925,000	—	$4,299,440	—	$1,465,613	$2,069,325	$78,144	$8,837,522
Chairman, President and	2012	866,667	—	3,000,337	$1,145,925	1,644,131	1,008,828	27,224	7,693,112
Chief Executive Officer	2011	825,000	—	3,141,167	712,129	—	1,133,261	47,393	5,858,950
Matthew F. Hilzinger,	2013	538,125	—	1,018,283	—	539,398	47,589	34,294	2,177,689
Executive Vice President and	2012	371,875	—	1,651,935	1,008,625	370,440	21,366	23,770	3,448,011
Chief Financial Officer
Stanley L. Ferguson	2013	457,767	—	820,291	—	459,568	—	38,978	1,776,604
Executive Vice President,	2012	440,833	—	583,395	222,817	599,055	736,112	41,676	2,623,888
General Counsel and Secretary	2011	430,000	—	617,674	242,772	—	939,927	40,191	2,270,564
Christopher R. Griffin,	2013	462,917	—	1,192,379	—	476,009	271,016	41,018	2,443,339
Executive Vice President,	2012	395,833	—	1,122,307	238,737	494,235	208,976	45,312	2,505,400
Chief Operating Officer	2011	375,000	—	576,492	226,586	—	287,283	20,134	1,485,495
Dominic A. Dannessa,	2013	347,200	—	678,902	—	309,464	282,134	45,608	1,663,308
Senior Vice President and Chief Technology Officer
(1)
The amounts shown in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for market share units, or MSUs, and performance shares granted under our Long-Term Incentive Plan and, for Mr. Griffin in 2013, include the value of special awards of restricted stock units, or RSUs, granted in connection with his promotion to Chief Operating Officer. However, for purposes of this table, estimates of forfeitures have been removed. A Monte Carlo simulation has been chosen for both the MSU and performance share valuations. The assumptions used in valuing the MSUs and performance shares are described in Note 10 to our consolidated financial statements included in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2014. The grant date fair value for each RSU is equal to the closing market price of our common stock on the date of grant.

(2)
We did not grant any stock options in 2013. The amounts shown in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for nonqualified stock options to purchase our common stock granted in 2012 and 2011 under our Long-Term Incentive Plan. However, for purposes of this table, estimates of forfeitures have been removed. A Black-Scholes valuation approach has been chosen for these calculations. The assumptions used in valuing these non-qualified stock options are described in Note 10 to our consolidated financial statements included in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2014.

(3)
The amounts shown in this column include payments under our annual Management Incentive Program for services performed in the year indicated, provided that the amount shown for 2012 includes payments under our program for services performed in 2011 and 2012, because the program for each of these years contained a provision that no awards could be earned or paid until we reported an annual consolidated adjusted operating profit, which was not satisfied until 2012.

(4)
The amounts in this column reflect the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans from December 31, 2012 through December 31, 2013, the plan measurement dates used for financial statement reporting purposes. The named executive officers had no above-market or preferential earnings on deferred compensation. No amount is reflected in this column for Mr. Ferguson for 2013 because the aggregate change in the actual present value of his accumulated benefit in such year was negative $36,375. The amounts shown in this column for Mr. Griffin for 2011 and 2012 have been revised from prior proxy statements to correct a computational error. Because the change in pension value is a component of the Total column, the revisions also affect the amounts that were reported in the Total column in prior proxy statements.

(5)
The amounts in this column reflect all other compensation for 2013 that could not properly be reported in any other column. Details regarding all other compensation components are provided in the supplemental table below. Several of the benefits listed in the table result in imputed income to the named executive officer. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officer, including the cost of lease payments, fuel, insurance, license and title, maintenance and repairs, less any gain we realized upon sale of the vehicle. We also provide additional executive death and disability benefit coverage to our executive officers on a self-insured basis. There is a small incremental cost to us for providing this additional coverage. From time to time, executive officers may use our tickets to sporting venues for personal use. We believe there is no incremental cost associated with our executive officers using our tickets to sporting venues for personal use because the tickets are purchased in advance for the entire season with the intention that they be used for business purposes, they cannot be returned for a refund if they are unused and use for personal purposes occurs only if the tickets have not been reserved for use for a business purpose. No value is attributed in the 2013 Summary Compensation Table to personal benefits for which we incur no incremental cost.

SUPPLEMENTAL TABLE

Item	James S. Metcalf	Matthew F. Hilzinger	Stanley L. Ferguson	Christopher R. Griffin	Dominic A. Dannessa
Financial Planning Services	$7,144	$4,817	$5,893	$440	$6,760
Personal Liability Insurance	547	547	547	547	547
Executive Death and Disability Coverage	620	431	392	428	339
Executive Health Program	8,229	—	1,650	7,795	4,878
Luncheon Club	3,634	—	—	—	2,670
Company Automobile (personal use)	52,470	22,999	24,996	26,308	24,914
Parking	4,200	4,200	4,200	4,200	4,200
Investment Plan Matching Contributions	1,300	1,300	1,300	1,300	1,300
Total	$78,144	$34,294	$38,978	$41,018	$45,608

Long-Term Incentive Plan

       In February 2013, awards of market share units, or MSUs, and performance shares were made under our Long-Term Incentive Plan, or LTIP, to all of our executive officers at such time. In October 2013, an award of restricted stock units, or RSUs, was made to Mr. Griffin in connection with his promotion to serve as our Chief Operating Officer.

       The number of MSUs earned will vary from zero to 150% of target depending on the actual performance of our stock price. One half of the MSUs will generally vest on December 31, 2014, with a 5% appreciation in the Market Value (as defined above in the Compensation Discussion and Analysis) of our common stock required for vesting of the target number of shares of common stock, and the other one-half half will generally vest on December 31, 2015, with a 10% appreciation in the Market Value of our common stock required for vesting of the target number of shares of common stock. In the case of termination of employment due to death, disability or retirement during the performance period, vesting will be pro-rated based on the number of full months employed during 2013 in accordance with the MSU award agreements at the end of the performance period. The MSUs will vest upon a change in control in most circumstances only if there is also a related loss of employment or diminution of duties. Each MSU earned will be settled in common stock.

       The performance shares generally vest after a three-year performance period based on our total stockholder return relative to the performance of the Dow Jones U.S. Construction and Materials Index for the three-year period, with adjustments to the Index to reflect changes in the companies included in the Index during the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. Vesting will be pro-rated based on the number of full months employed during the performance period in the event of death, disability or retirement, and pro-rated awards will be paid at the end of the three-year performance period. The performance shares will vest upon a change in control in most circumstances only if there is also a related loss of employment or diminution of duties. Each performance share earned will be settled in a share of our common stock. Expense is recognized over the period from the grant date to the end of the performance period.

       The RSUs granted to Mr. Griffin will vest 50% on the second anniversary of the date of grant and 50% on the fourth anniversary of the date of grant, in each case provided that Mr. Griffin remains employed by us during the applicable period. The RSUs may vest earlier in the event of death, disability, or retirement. The RSUs will vest upon a change in control in most circumstances only if there is also a related loss of employment or diminution of duties. Expense is generally recognized over the vesting period of the award unless accelerated due to retirement eligibility.

Employment Agreements

       We have entered into an employment agreement with each of our executive officers. These agreements renew for successive one-year terms effective January 1 of each year unless 120 days' notice of termination is provided before expiration of the current term; provided that the initial term of Mr. Hilzinger's agreement is through January 1, 2015.

       The employment agreements provide for minimum annual salaries, with the minimum annual salaries increased as approved by the Board of Directors, and for participation in all incentive and benefit programs made available to similarly situated executives. They provide that an executive officer who is terminated without cause will be entitled to a lump sum severance payment equal to the sum of (1) two times the executive officer's base salary and target annual incentive award, (2) the cost of continuing benefits for the executive officer for a period of 18 months and (3) except for Mr. Hilzinger's agreement, the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and two years of credited service under our retirement plans.

       The employment agreements also include a requirement that after termination of employment the executive officer will not compete with us for two years or solicit our employees for three years. Executive officers are required to sign a release waiving potential claims against us before any severance payments are made to them under the employment agreements.

 2013 GRANTS OF PLAN-BASED AWARDS TABLE

       The 2013 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2013. Equity awards include market share units (MSUs), performance shares (PS) and restricted stock units (RSUs).

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)			Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Stock Option
Name	Award Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(5)	Awards ($)(6)
James S. Metcalf	MSU	02/13/2013	—	—	—	20,987	41,974	62,961	—	$1,439,288
	MSU	02/13/2013	—	—	—	20,987	41,974	62,961	—	1,460,695
	PS	02/13/2013	—	—	—	12,595	35,985	71,970	—	1,399,457
	MIP	—	—	$1,028,500	$2,057,000	—	—	—	—	—
Matthew F. Hilzinger	MSU	02/13/2013	—	—	—	4,971	9,941	14,912	—	340,877
	MSU	02/13/2013	—	—	—	4,971	9,941	14,912	—	345,947
	PS	02/13/2013	—	—	—	2,983	8,523	17,046	—	331,459
	MIP	—	—	378,525	757,050	—	—	—	—	—
Stanley L. Ferguson	MSU	02/13/2013	—	—	—	4,004	8,008	12,012	—	274,594
	MSU	02/13/2013	—	—	—	4,004	8,008	12,012	—	278,678
	PS	02/13/2013	—	—	—	2,403	6,866	13,732	—	267,019
	MIP	—	—	322,504	645,008	—	—	—	—	—
Christopher R. Griffin	MSU	02/13/2013	—	—	—	4,419	8,837	13,256	—	303,021
	MSU	02/13/2013	—	—	—	4,419	8,837	13,256	—	307,528
	PS	02/13/2013	—	—	—	2,652	7,576	15,152	—	294,631
	MIP	—	—	329,875	659,750	—	—	—	—	—
	RSU	10/01/2013	—	—	—	—		—	10,000	287,200
Dominic A. Dannessa	MSU	02/13/2013	—	—	—	3,314	6,628	9,942	—	227,274
	MSU	02/13/2013	—	—	—	3,314	6,628	9,942	—	230,654
	PS	02/13/2013	—	—	—	1,989	5,682	11,364	—	220,973
	MIP	—	—	209,664	419,328	—	—	—	—	—
(1)
The grant date is the date on which the equity awards were approved by our Board of Directors, except for Mr. Griffin's special grant of RSUs, which was approved by the Board on September 16, 2013, with a grant date of October 1, 2013 to coincide with his promotion to Chief Operating Officer.

(2)
The amounts in the Target column reflect the par amounts payable under the 2013 MIP. The 2013 MIP is described under "Annual Incentive" in the Compensation Discussion and Analysis beginning on page 29 of this proxy statement. There was no threshold-level payout under the 2013 MIP. The maximum payout under the 2013 MIP was 200% of par. Total payments to any one individual under the 2013 MIP may not exceed $4 million.

(3)
MSUs were granted to each named executive officer under our Long-Term Incentive Plan. The amount of common stock to be issued in respect of the MSUs can range from zero to 150% of target based on the percentage change in the price of our common stock over the applicable vesting period. One half of the MSUs will generally vest on December 31, 2014, with a 5% appreciation in the Market Value (as defined above in the Compensation Discussion and Analysis) of our common stock required for vesting of the target number of shares of common stock, and the other one-half half will generally vest on December 31, 2015, with a 10% appreciation in the Market Value of our common stock required for vesting of the target number of shares of common stock. With respect to the MSUs, the amounts in the Threshold column reflect the amount of common stock to be awarded upon a 50% decrease in Market Value, the Target column reflects the amount of common stock to be awarded upon achievement of the targets described in the preceding sentence, and the amounts in the Maximum column reflect the amount of common stock to be awarded upon a 50% or more increase in Market Value. In the case of termination of employment due to death, disability or retirement during the performance period, vesting will be pro-rated based on the number of full months employed during 2013 in accordance with the MSU award agreements at the end of the performance period. The MSUs will vest upon a change in control in most circumstances only if there is also a related loss of employment or diminution of duties. Each MSU earned will be settled in common stock.

(4)
Performance shares were granted to each named executive officer under our Long-Term Incentive Plan. With respect to the performance shares, the amounts in the Target column reflect the number awarded to the named executive officers on the grant date. The performance shares generally vest after a three-year performance period ending December 31, 2015 based on our total stockholder return relative to the total stockholder return of the companies in the Dow Jones U.S. Construction and Materials Index for the performance period, with adjustments to the Index to reflect changes in the companies included in the Index for the performance period. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on that relative performance. The amounts in the Threshold column reflect the number of performance shares that will vest if our total stockholder return is at the 35th percentile of the total stockholder return of the Index companies, and the amounts in the Maximum column reflect the number of performance shares that will vest if our total stockholder return is at or above the 90th percentile of the total stockholder return of those companies. Vesting will be pro-rated based on the number of full months employed during the performance period in the case of death, disability or retirement, and pro-rated awards will be paid at the end of the three-year performance period. The performance shares will vest upon a change in control in most circumstances only if there is also a related loss of employment or diminution of duties. Each performance share earned will be settled in a share of our common stock.

(5)
The amount in this column reflects the number of RSUs awarded to Mr. Griffin on the grant date. The RSUs vest 50% on the second anniversary of the date of grant and 50% on the fourth anniversary of the date of grant, in each case provided that Mr. Griffin remains employed by us during the applicable period. The RSUs may vest earlier in the event of death, disability, or retirement. The RSUs will vest upon a change in control in most circumstances only if there is also a related loss of employment or diminution of duties.

(6)
The amounts in this column reflect the aggregate grant date fair value of the equity awards granted computed in accordance with FASB ASC Topic 718. The assumptions used in valuing the MSUs and performance shares are described in Note 10 to our consolidated financial statements included in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2014. The RSU awards portion is calculated using the closing stock price on the date of grant multiplied by the number of shares underlying the units.

 2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

       The 2013 Outstanding Equity Awards At Fiscal Year-End Table below reflects options and other equity awards held by each of the named executive officers at December 31, 2013. Other equity awards include market share units (MSUs), performance shares (PS) and restricted stock units (RSUs).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Type and Year of Award	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
James S. Metcalf	28,950	—	—	$46.17	8/08/2016
	14,553	—	—	49.61	3/23/2017
	25,680	—	—	34.67	2/13/2018
	50,000	—	—	6.86	2/11/2019
	30,966	13,420	—	11.98	2/10/2020
	16,795	21,835	—	18.99	2/09/2021
	17,554	68,461	—	14.76	2/08/2022
						RSU 2010	9,096	$258,144	—	—
						RSU 2011	14,847	421,358	—	—
						RSU 2011	22,750	645,645	—	—
						Special
						RSU 2012	46,876	1,330,341	—	—
						PS 2012	—	—	97,986	$2,780,843
						MSU 2013	—	—	37,777	1,072,111
						MSU 2013	—	—	37,777	1,072,111
						PS 2013	—	—	8,817	250,226
Matthew F. Hilzinger	8,568	25,704	—	16.80	4/16/2022
	17,136	51,408	—	16.80	4/16/2022
						RSU 2012	17,601	499,516	—	—
						RSU 2012	35,200	998,976	—	—
						Special
						PS 2012	—	—	34,162	969,518
						MSU 2013	—	—	9,941	282,126
						MSU 2013	—	—	9,941	282,126
						PS 2013	—	—	2,983	84,658
Stanley L. Ferguson	34,700	—	—	46.17	8/08/2016
	14,550	—	—	49.61	3/23/2017
	23,415	—	—	34.67	2/13/2018
	—	9,110	—	11.98	2/10/2020
	11,450	11,453	—	18.99	2/09/2021
	6,826	20,480	—	14.76	2/08/2022
						RSU 2010	6,174	175,218	—	—
						RSU 2011	7,787	220,995	—	—
						RSU 2012	14,023	397,973	—	—
						PS 2012	—	—	27,218	772,447
						MSU 2013	—	—	8,008	227,267
						MSU 2013	—	—	8,008	227,267
						PS 2013	—	—	2,403	68,197

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Type and Year of Award	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Christopher R. Griffin	8,100	—	—	46.17	8/08/2016
	3,395	—	—	49.61	3/23/2017
	13,595	—	—	34.67	2/13/2018
	24,108	—	—	6.86	2/11/2019
	21,858	7,287	—	11.98	2/10/2020
	10,688	10,688	—	18.99	2/09/2021
	7,314	21,943	—	14.76	2/08/2022
						RSU 2010	4,940	140,197	—	—
						RSU 2010 Special	50,000	1,419,000	—	—
						RSU 2011	7,269	206,294	—	—
						RSU 2012	15,024	426,381	—	—
						PS 2012	—	—	29,162	827,618
						RSU 2012 Special	12,500	354,750	—	—
						MSU 2013	—	—	8,837	250,794
						MSU 2013	—	—	8,837	250,794
						PS 2013	—	—	2,652	75,264
						RSU 2013 Special	10,000	283,800	—	—
Dominic A. Dannessa	14,500	—	—	46.17	8/08/2016
	5,820	—	—	49.61	3/23/2017
	12,085	—	—	34.67	2/13/2018
	28,571	—	—	6.86	2/11/2019
	14,571	4,859	—	11.98	2/10/2020
	6,106	6,109	—	18.99	2/09/2021
	4,876	14,628	—	14.76	2/08/2022
						RSU 2010	3,293	93,455	—	—
						RSU 2011	4,154	117,891	—	—
						RSU 2012	10,017	284,282	—	—
						PS 2012	—	—	19,442	551,764
						MSU 2013	—	—	6,628	188,103
						MSU 2013	—	—	6,628	188,103
						PS 2013			1,989	56,448
(1)
Options with an expiration date in 2016 became 20% vested on August 8th of each year from 2007 through 2011. Options with an expiration date in 2017 became 25% vested on March 23rd of each year from 2008 through 2011. Options with an expiration date in 2018 became 25% vested on February 13th of each year from 2009 through 2012. Options with an expiration date in 2019 became 25% vested on February 11th of each year from 2010 through 2013. Options with an expiration date in 2020 became 25% vested on February 10th of each year from 2011 through 2014. Options with an expiration date in 2021 became 25% vested on February 9th of each year from 2012 through 2014 and the balance of those options will generally vest on February 9th of 2015. Options with an expiration date of 2022 became 25% vested on February 8th of 2013 and 2014 and the balance of those options will generally vest in equal annual installments on February 8th of 2015 and 2016, except for Mr. Hilzinger's options with an expiration date of 2022, which vested 25% on April 16, 2013, with the balance vesting in equal annual installments on April 16th of each year from 2014 through 2016. During 2013, Mr. Metcalf transferred, pursuant to a domestic relations order, 240,343 stock options, which are not reflected in the above table.

(2)
The RSUs awarded in 2010 became 25% vested on February 10th of each year from 2011 through 2014, except that the 2010 special RSUs awarded to Mr. Griffin reflected in this column will vest fully on September 1, 2014 and the 2012 special RSUs awarded to Mr. Griffin reflected in this column will vest fully on July 18, 2014. The RSUs awarded in 2011 became 25% vested on February 9th of each year from 2012 through 2014, and the balance of those RSUs will generally vest on February 9th of 2015. The 2011 special retention RSUs awarded to Mr. Metcalf reflected in this column will vest fully on February 9, 2015. The RSUs awarded in 2012 became

  25% vested on February 8th of 2013 and 2014, and the balance of those RSUs will generally vest in equal annual installments on February 8th of 2015 and 2016, except that the RSUs awarded in 2012 to Mr. Hilzinger vested 25% on April 16, 2013, with the balance vesting in equal annual installments on April 16th of each year from 2014 through 2016. The RSUs awarded in 2013 to Mr. Griffin will vest 50% on October 1, 2015 and 50% on October 1, 2017. During 2013, Mr. Metcalf transferred, pursuant to a domestic relations order, 62,633 RSUs, which are not reflected in the above table.

(3)
The amounts in this column represent the number of RSUs indicated in the Number of Shares or Units of Stock That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2013.

(4)
The number of MSUs reflected in this column are the number of shares that would be earned if the target level of performance is achieved, as performance with respect to those shares is tracking between the threshold and target levels. One-half of the MSUs will generally vest on December 31, 2014, with a 5% appreciation in the Market Value of our common stock, as defined in Compensation Discussion and Analysis, required for vesting of the target number of shares, and the other one-half of the MSUs will generally vest on December 31, 2015, with a 10% appreciation in the Market Value of our common stock required for vesting of the target number of shares. The amount of MSUs ultimately awarded may range from zero to 150% of the target. With respect to the performance shares awarded in 2012, the number of performance shares reflected in this column are the number of shares that would be earned if the maximum level of performance is achieved, as performance with respect to those shares is tracking between the target and maximum levels. With respect to the performance shares awarded in 2013, the number of performance shares reflected in this column are the number of shares that would be earned if the threshold level of performance is achieved, as performance with respect to those shares is tracking below the threshold level. To the extent earned, the performance shares awarded in 2012 and 2013 will vest on December 31, 2014 and December 31, 2015, respectively. During 2013, Mr. Metcalf transferred, pursuant to a domestic relations order, 8,394 MSUs and 41,769 performance shares, in each case assuming the target level of performance. These transferred performance shares and MSUs are not reflected in the above table.

(5)
The amounts in this column represent the number of MSUs or performance shares indicated in the Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested column multiplied by the closing price of our common stock on December 31, 2013.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

       The 2013 Option Exercises and Stock Vested Table below reflects stock options exercised by our named executive officers during 2013 and RSU and performance share awards held by our named executive officers that vested during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James S. Metcalf	—	—	132,397	$3,872,311
Matthew F. Hilzinger	—	—	17,599	449,478
Stanley L. Ferguson	70,178	$1,418,924	61,294	1,789,447
Christopher R. Griffin	—	—	53,814	1,540,392
Dominic A. Dannessa	—	—	28,183	827,628
(1)
The amount in this column represents the difference between the aggregate market value of the shares of our common stock subject to the option on the exercise date and the aggregate exercise price of the option.

(2)
The amounts in this column represent the aggregate market value of the shares of our common stock acquired on the dates the RSUs and performance shares vested.

 2013 PENSION BENEFITS TABLE

       The 2013 Pension Benefits Table below reflects the actuarial present value of the accumulated benefit of each of the named executive officers under our Retirement Plan and Supplemental Retirement Plan, or Plans, calculated using (i) the same discount rates we use for calculations for financial reporting purposes (as of the December 31 measurement date) and (ii) the Plans' normal retirement age or, if earlier, the individual's unreduced benefit age under the Plans.

       The discount rates by Plan at each measurement date are as follows:

  •
  December 31, 2013 measurement date: 4.90% for the Retirement Plan and 4.15% for the Supplemental Retirement Plan; and

  •
  December 31, 2012 measurement date: 4.15% for the Retirement Plan and 3.20% for the Supplemental Retirement Plan.

       Benefits payable under the Plans' final average pay formula are based on an employee's years of service and compensation during specified years of employment. Effective December 31, 2010, we amended our Plans to replace the final average pay formula with a cash balance formula for employees hired after that date. Benefits payable under the Plans' cash balance formula are pay credits based on an employee's compensation, sum of age and years of benefit service and interest.

       Participants with a final average pay formula benefit can elect early retirement, with their benefit reduced 5% for each year earlier than age 65 at retirement, or 3% per year from age 62 if the participant has a combined age and benefit service of 90 but has not reached age 62. Participants who have a combined number of years of age and service equaling 90 can retire at age 62 without a reduction in benefit. Based on projected years of credited service, the unreduced benefit age is 62 for each of the named executive officers, except for Mr. Ferguson for whom the unreduced benefit age is 62 years and 5 months, Mr. Griffin for whom the unreduced benefit age is 62 years and 10 months and Mr. Hilzinger for whom the unreduced benefit age does not apply because he is a participant with a cash balance formula.

       The present values shown in the table reflect postretirement mortality based on the RP-2000 mortality table projected to 2021 but do not include a factor for pre-retirement termination, mortality or disability. The Internal Revenue Service requires use of the RP-2000 projected mortality table to determine life expectancies used in the calculation of the lump sum pension benefits payable under the Plans.

       Benefits are assumed to be made payable in a lump sum at the assumed retirement age. The Internal Revenue Service mandates the use of specified lump sum yield curve interest rates based on the return of investment grade corporate bonds over varying durations and the 30-year Treasury rate in calculating lump sum payments. The mandated lump sum yield curve interest rates are 1.20% for less than five years, 4.54% for five to 20 years and 5.67% for more than 20 years.

       The final average pay formula under our Plans provides an annual pension benefit equal to the greater of 1% of "final average earnings," multiplied by the number of years of benefit service, or 1.6% of final average earnings multiplied by years of benefit service less 50% of the social security benefit at age 65. "Final average earnings" are average pensionable compensation (generally salary and annual incentive) for the 36 consecutive months of the last 180 months of service for which pensionable compensation is the highest.

       The cash balance formula under our Plans provides a lump sum pension benefit equal to an employee's accumulated cash balance account. Pay credits from 3% to 10% of pensionable earnings each month are allocated to the cash balance account. The pay credit percentage is determined according to the employee's age and years of benefit service as of the last day of the month as shown in the table below. Mr. Hilzinger is the only named executive officer with a cash balance formula.

Sum of Age and Years of Benefit Service	Pay Credit Percentage
Under 30	3%
30 to 39	4%
40 to 49	5%
50 to 59	6%
60 - 69	7%
70 - 79	8%
80 - 89	9%
90 and over	10%

       All participants in the Plans contribute 2% of their pensionable compensation to the Plans to fund a portion of their benefit.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James S. Metcalf	USG Corporation
	Retirement Plan	33.1	$1,166,786	—
	USG Corporation
	Supplemental
	Retirement Plan	33.1	6,875,076	—
	Total		$8,041,862	—
Matthew F. Hilzinger	USG Corporation
	Retirement Plan	1.7	$22,608	—
	USG Corporation
	Supplemental
	Retirement Plan	1.7	46,347	—
	Total		$68,955	—
Stanley L. Ferguson	USG Corporation	26.7	$1,182,418	—
	Retirement Plan
	USG Corporation
	Supplemental
	Retirement Plan	26.7	4,147,218	—
	Total		$5,329,635	—
Christopher R. Griffin	USG Corporation
	Retirement Plan	16.1	$412,675	—
	USG Corporation
	Supplemental
	Retirement Plan	16.1	768,567	—
	Total		$1,181,243	—
Dominic A. Dannessa	USG Corporation
	Retirement Plan	35.6	$1,380,271	—
	USG Corporation
	Supplemental
	Retirement Plan	35.6	1,453,168	—
	Total		$2,833,439	—
(1)
Represents the number of years of service credited to the named executive officer under the Plans, computed as of December 31, 2013, the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2013.

(2)
No adjustments have been made to reflect reductions required under any qualified domestic relations order.

 2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

       The USG Corporation Deferred Compensation Plan is a nonqualified plan that allows eligible employees to defer a portion of their base salary and annual incentive compensation and is intended to be a "top-hat" plan described in Section 201(2) of ERISA. A "top- hat" plan, as described in Sections 201, 301, and 401 of ERISA, is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The plan is exempt from the participation, vesting, funding and fiduciary requirements of ERISA and is subject to simplified reporting and disclosure requirements of ERISA. Amounts deferred under the plan are subject to the requirements of Section 409A of the Internal Revenue Code and the plan will be administered consistent with Section 409A. In general, Section 409A imposes requirements as to the timing of elections relating to deferral and payment of compensation deferred by participants under plans such as our deferred compensation plan.

       Under the deferred compensation plan, eligible employees may defer up to 50% of their base salary and 75% of their incentive award under our annual incentive program, generally until termination of their employment. The employee is able to allocate deferred amounts into investment options which replicate the funds offered to participants in our Investment Plan. The employee may change that allocation on a daily basis, subject to individual fund manager restrictions.

       We do not match amounts deferred under this plan, and those amounts are not considered pensionable earnings for the computation of benefits under our Retirement Plan. Deferrals are considered pensionable earnings for the computation of benefits under our Supplemental Retirement Plan. The deferred amounts, plus or minus any accumulated earnings or losses on those amounts, are payable to the participants following the termination of the deferral period.

       Mr. Dannessa was the only named executive officer to participate in the nonqualified deferred compensation plan during 2013. The following table sets forth information regarding his participation for 2013.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Dominic A. Dannessa	$87,416(1)	—	$32,282(2)	—	$214,064
(1)
This amount is reported as salary in the Summary Compensation Table.

(2)
This amount is not reported in the Summary Compensation Table.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

       The tables below reflect the amount of compensation which is vested and also which would be paid to each of our named executive officers assuming the various termination events occurred on December 31, 2013. The first column details benefits and other payments which are already vested and therefore payable in the event the named executive officer leaves for any reason, including voluntary resignation or discharge for cause. The subsequent columns show the total amount the executive would receive in each instance, including the vested benefits shown in the first column. Adjustments have not been made with respect to pension benefit payments to reflect reductions required under any qualified domestic relations orders. The amounts included in the tables are estimates of the present value of the amounts that would be payable to the executive officer upon various types of termination of employment. The actual amounts to be paid upon a termination can not be determined until the event occurs.

Vested Benefits

       Vested benefits that would be due the named executive officers upon any termination of employment as of the end of 2013 include:

  •
  the 2013 annual Management Incentive Program awards;

  •
  vested stock options;

  •
  balances under the USG Corporation Investment Plan and USG Corporation Deferred Compensation Plan;

  •
  pension benefits under the USG Corporation Retirement Plan and USG Corporation Supplemental Retirement Plan;

  •
  retiree medical benefits; and

  •
  death benefits under our Executive Death Benefit Plan.

       Each of these benefits is included in the tables below.

Severance Protections

       We provide employment agreements and change-in-control severance agreements to our named executive officers. In the event of a termination of employment by us without "cause," the employment agreements generally provide for a lump sum severance payment equal to the sum of (1) two times base salary plus current year target annual incentive, (2) the cost of continued participation in benefit plans for 18 months and (3) except for Mr. Hilzinger's agreement, the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional two years of age and credited service under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period of at least six months. The benefits under the employment agreements are subject to the named executive officers signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for two years nor solicit our employees for three years. For purposes of the employment agreements, "cause" generally includes the executive's (i) commission of a felony or fraud, (ii) engaging in conduct that brings us into substantial public disgrace, (iii) commission of gross negligence or gross misconduct with respect to USG, (iv) failure to follow the directives of the Board or Chief Executive Officer, (v) breach of any employment policy or (vi) breach of the employment agreement.

       In the event of a termination of employment by us without "cause" or by the named executive officer for "Good Reason" during the two years following a change in control, the change in control agreements provide for a lump sum severance payment equal to the sum of (1) three times (for Messrs. Metcalf and Ferguson) or two times (for Messrs. Hilzinger, Griffin and Dannessa) the sum of the executive officer's base salary plus the greater of the executive officer's target annual incentive for the year in which the termination of employment occurs or the year in which the change in control occurs, (2) an amount equal to the greater of the executive officer's pro rata target annual incentive award for the year in which the termination of employment occurs or the year in which the change in control occurs, (3) the value of the executive officer's continued participation in our welfare benefit plans for

36 months (for Messrs. Metcalf and Ferguson) or 24 months (for Messrs. Hilzinger, Griffin and Dannessa) and (4) except for Mr. Hilzinger, the present value of the additional retirement benefits the executive officer would have been entitled to receive if he or she had an additional three years (for Messrs. Metcalf and Ferguson) or two years (for Messrs. Griffin and Dannessa) of age and credited service under our Retirement Plan and Supplemental Retirement Plan, as well as outplacement services for a period of at least six months. In the event that any payments become subject to the excise tax imposed under Internal Revenue Code Section 4999, the executive's (other than Mr. Hilzinger's) benefits will be cut back to the maximum amount payable without triggering such excise tax. However, in the event that such cut back equals 10% or more of the benefits provided the executive, we will provide a gross-up payment to the executive to cover all excise taxes and income and employment taxes triggered by such gross-up payment to put the executive in the same position as if no tax was imposed under Internal Revenue Code Section 4999. Mr. Hilzinger's agreement includes an "alternative cap" provision which provides that if the total amounts payable would constitute a "parachute payment" resulting in the imposition of an excise tax, the payment will be reduced to the extent necessary to avoid being a parachute payment, unless Mr. Hilzinger would receive a better after-tax benefit if the payment were not reduced and he paid the resulting excise tax directly. The benefits under the change in control agreements are subject to the named executive officer signing a release waiving potential claims against us. The agreements include a requirement that after termination of employment, the executive officers will not compete with us for one year nor solicit our employees for three years (for Messrs. Metcalf and Ferguson) or two years (for Messrs. Hilzinger, Griffin and Dannessa). For purposes of the change in control agreements, key terms are generally defined as follows:

•
"Change in Control" generally includes (i) the acquisition of 20% of the voting power of our common stock, (ii) a change in a majority of the members of our Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale of all or substantially all of our assets or (iv) stockholder approval of a complete liquidation of USG;

•
"Cause" generally includes the executive's (i) conviction of a crime in connection with the executive's duties with USG, (ii) intentionally damaging our property or (iii) intentionally disclosing our confidential information; and

•
"Good Reason" generally includes (i) a material diminution in the executive's duties and responsibilities, (ii) a reduction in the executive's base salary, target incentive opportunities or benefits or (iii) a required relocation.

Other Benefit Protections

       In addition to the vested benefits and severance protections discussed above, the named executive officers have other benefit protections that would be invoked upon certain termination events. As is the case for stock options, RSUs and performance shares granted to all employees prior to 2013, these awards vest upon a change in control or upon a termination of employment due to death or disability. Effective with the 2013 grants of MSUs, performance shares, and RSUs, our equity award agreements now provide for vesting upon a change in control in most circumstances only if there is also a related loss of employment or diminution of duties, or double-trigger vesting. Finally, the named executive officers participate in our Executive Death Benefit Plan which provides for death benefits, net of taxes, equal to three times the executive officer's base salary in the event of termination due to death. Following retirement, the named executive officers are entitled to ongoing death benefits equal to one times base salary.

James S. Metcalf
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$3,927,000	—	$5,890,500
Annual Bonus Payable for Fiscal 2013	$1,465,613	$1,465,613	$1,465,613	1,465,613	$1,465,613	1,465,613
Stock Options	3,338,151	3,338,151	3,338,151	1,980,633	3,338,151	3,338,151
RSUs	2,009,835	2,655,480	2,655,480	—	2,655,480	2,655,480
Performance Shares granted 2011	1,525,566	1,525,566	1,525,566	1,525,566	1,525,566	1,525,566
Performance Shares granted 2012 (single trigger)	—	—	—	—	926,948	926,948
Performance Shares granted 2013 and thereafter (double trigger)	—	—	—	—	—	—
MSUs 2013	—	—	—	—	—	1,833,310
Corporate Investment Plan	322,834	322,834	322,834	322,834	322,834	322,834
Pension Benefit	6,760,782	6,861,253	6,760,782	11,526,629	6,760,782	12,260,487
Retiree Medical Benefits	65,633	65,633	65,633	65,633	65,633	83,903
Welfare Benefit Continuation	—	—	—	71,207	—	133,646
Death Benefits	269,280	2,805,000	269,280	269,280	269,280	269,280
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	7,622,381

Total	$15,757,694	$19,039,530	$16,403,339	$21,154,395	$17,330,287	$38,328,099

Matthew F. Hilzinger
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$1,838,550	—	$1,838,550
Annual Bonus Payable for Fiscal 2013	$539,398	$539,398	$539,398	539,398	$539,398	539,398
Stock Options	297,652	1,190,609	1,190,609	297,652	1,190,609	1,190,609
RSUs	—	1,498,492	1,498,492	—	1,498,492	1,498,492
Performance Shares granted 2011	—	—	—	—	—	—
Performance Shares granted 2012 (single trigger)	—	—	—	—	323,191	323,191
Performance Shares granted 2013 and thereafter (double trigger)	—	—	—	—	—	—
MSUs 2013	—	—	—	—	—	482,435
Corporate Investment Plan	48,557	48,557	48,557	48,557	48,557	48,557
Pension Benefit	72,870	72,870	72,870	72,870	72,870	72,870
Retiree Medical Benefits	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	—	53,797	—	94,424
Death Benefits	—	1,622,250	—	—	—	—
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	—

Total	$958,477	$4,972,176	$3,349,926	$2,850,824	$3,673,117	$6,088,526

Stanley L. Ferguson
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$1,586,448	—	$2,379,672
Annual Bonus Payable for Fiscal 2013	$459,568	$459,568	$459,568	459,568	$459,568	459,568
Stock Options	736,966	736,966	736,966	201,100	736,966	736,966
RSUs	794,186	794,186	794,186	—	794,186	794,186
Performance Shares granted 2011	428,525	428,525	428,525	428,525	428,525	428,525
Performance Shares granted 2012 (single trigger)	—	—	—	—	257,463	257,463
Performance Shares granted 2013 and thereafter (double trigger)	—	—	—	—	—	—
MSUs 2013	—	—	—	—	—	388,627
Corporate Investment Plan	593,988	593,988	593,988	593,988	593,988	593,988
Pension Benefit	4,779,510	3,225,682	4,779,510	6,293,289	4,779,510	6,513,466
Retiree Medical Benefits	38,688	38,688	38,688	38,688	38,688	56,958
Welfare Benefit Continuation	—	—	—	42,823	—	76,879
Death Benefits	166,727	1,382,160	166,727	166,727	166,727	166,727
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	2,408,849

Total	$7,998,158	$7,659,763	$7,998,158	$9,811,156	$8,255,621	$15,261,874

Christopher R. Griffin
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$1,729,748	—	$1,729,748
Annual Bonus Payable for Fiscal 2013	$476,009	$476,009	$476,009	476,009	$476,009	476,009
Stock Options	1,595,983	1,595,983	1,595,983	1,077,252	1,595,983	1,595,983
RSUs	772,873	2,475,673	2,475,673	—	2,191,873	2,475,673
Performance Shares granted 2011	399,947	399,947	399,947	399,947	399,947	399,947
Performance Shares granted 2012 (single trigger)	—	—	—	—	630,604	630,604
Performance Shares granted 2013 and thereafter (double trigger)	—	—	—	—	—	—
MSUs 2013	—	—	—	—	—	428,858
Corporate Investment Plan	265,915	265,915	265,915	265,915	265,915	265,915
Pension Benefit	1,685,302	1,367,926	1,685,302	1,894,878	1,685,302	1,999,665
Retiree Medical Benefits	48,836	48,836	48,836	48,836	48,836	81,140
Welfare Benefit Continuation	—	—	—	43,033	—	77,298
Death Benefits	127,865	1,605,000	127,865	127,865	127,865	127,865
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	1,661,800

Total	$5,372,730	$8,235,289	$7,075,530	$6,063,483	$7,422,334	$11,950,505

Dominic A. Dannessa
Benefit Type	Vested Benefits	Death	Disability	Involuntary Termination without Cause	Change in Control Only	Change in Control and Involuntary Termination without Cause or Good Reason
Cash Severance	—	—	—	$1,118,208	—	$1,118,208
Annual Bonus Payable for Fiscal 2013	$309,464	$309,464	$309,464	309,464	$309,464	309,464
Stock Options	1,313,843	1,313,843	1,313,843	977,559	1,313,843	1,313,843
RSUs	495,628	495,628	495,628	—	495,628	495,628
Performance Shares granted 2011	228,552	228,552	228,552	228,552	228,552	228,552
Performance Shares granted 2012 (single trigger)	—	—	—	—	183,902	183,902
Performance Shares granted 2013 and thereafter (double trigger)	—	—	—	—	—	—
MSUs 2013	—	—	—	—	—	321,656
Corporate Investment Plan	1,075,342	1,075,342	1,075,342	1,075,342	1,075,342	1,075,342
Pension Benefit	3,424,123	2,109,755	3,424,123	3,865,768	3,424,123	4,096,538
Retiree Medical Benefits	56,015	56,015	56,015	56,015	56,015	74,285
Welfare Benefit Continuation	—	—	—	67,502	—	121,835
Death Benefits	108,908	1,048,320	108,908	108,908	108,908	108,908
Excise Tax Gross-Up/Forfeiture	—	—	—	—	—	1,139,257

Total	$7,011,875	$6,636,919	$7,011,875	$7,807,318	$7,195,777	$10,587,418

 2013 DIRECTOR COMPENSATION TABLE

Director Compensation

       The Governance Committee is charged with annually reviewing and making recommendations to the Board of Directors regarding director compensation. In making its recommendations, the Governance Committee considers the significant time committed by our directors to the performance of their duties as directors, the high-level leadership experience and special competencies our directors contribute to USG, third party data, the director compensation practices of a peer group of companies, our Company's performance and ways in which to further align our Board's interests with those of our stockholders. Mr. Metcalf, our Chairman, President and Chief Executive Officer, did not receive compensation from us for his service as a director. His compensation is shown in the Summary Compensation Table on page 38 of this proxy statement.

       The fees paid to directors in 2013 were made pursuant to a director compensation program that, except as described below, has not been changed since 2007. The director compensation program in effect for 2013 was originally designed by the Governance Committee based upon the feedback of our compensation consultants and a total outside director compensation analysis in 2006, utilizing data for a comparator group of companies included in the Hewitt Total Compensation Measurement database.

Cash Compensation

       We pay our non-employee directors a quarterly cash retainer of $20,000. We pay our committee chairs an additional quarterly cash retainer of $2,500 for each committee chaired. Since 2012, we pay the Lead Director an additional quarterly cash retainer of $3,750. We also reimburse non-employee directors for out-of-pocket expenses they incur in connection with attending meetings and other activities.

Annual Grant

       On December 31, 2013, each of our non-employee directors received an annual grant of $80,000 (pro-rated for directors in office less than a year) payable in shares of our common stock. Prior to 2011, our directors could elect to receive the annual grant in cash or shares of our common stock. As discussed below, the director compensation program was amended, effective January 1, 2014, to increase the annual grant to $120,000.

2014 Director Compensation

       In connection with the Governance Committee's annual review of director compensation for 2014, the members of the Governance Committee reviewed third-party data, such as the National Association of Corporate Directors: Director Compensation Report and the Spencer Stuart 2012 Board Index, and also considered the compensation paid in 2012 to the directors of the group of companies utilized by the Compensation and Organization Committee in benchmarking executive compensation, as well as compensation data for boards of directors of other public companies at which our directors serve as directors or officers. The Governance Committee recommended, and the Board approved, an increase in director compensation to make our director compensation more competitive. Specifically, the Governance Committee recommended that the annual equity grant to be paid to non-employee directors in 2014 be increased to $120,000 from $80,000. No other component of director compensation was changed. The Governance Committee recommended that the entire increase in director compensation be paid in equity, as opposed to cash, in order to further align the Board's interests with those of our stockholders. The increase in director compensation, and accompanying changes to our director compensation program, was effective January 1, 2014.

Deferral of Compensation

       Directors have the option to defer all or a part of their compensation in the form of deferred stock units that will increase or decrease in value in direct proportion to the market value of our common stock and will be paid in cash or shares of common stock, at the director's option, following termination of Board service, except that deferred stock units earned prior to January 1, 2008 will only be paid in cash. The amounts in the Fees Earned or Paid in

Cash column of the 2013 Director Compensation Table below include the amounts of compensation deferred by our directors into deferred stock units as described in footnote 3 to the table.

Stock Ownership Guidelines

       As a guideline, within five years after becoming a director, our non-employee directors are expected to own a number of shares of our common stock and deferred stock units having a value equal to three times the sum of the annual cash retainer (currently $80,000) and the annual grant (currently $120,000) or an aggregate of 15,000 shares and deferred stock units, whichever is less.

       The 2013 Director Compensation Table below reflects the compensation we paid to our non-employee directors for 2013.

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(5)	Total ($)
Jose Armario	$160,000	—	—	—	—	$3,000	$163,000
Thomas A. Burke(1)	30,000	$20,011					50,011
Matthew Carter Jr.	160,000	—	—	—	—	—	160,000
Lawrence M. Crutcher(2)	45,000	26,667	—	—	—	2,500	74,167
W. Douglas Ford	170,000	—	—	—	—	—	170,000
Gretchen R. Haggerty	80,000	80,017	—	—	—	—	160,017
William H. Hernandez	170,000	—	—	—	—	—	170,000
Brian A. Kenney	87,500	80,017	—	—	—	—	167,517
Richard P. Lavin	80,000	80,017	—	—	—	—	160,017
Steven F. Leer	185,000	—	—	—	—	500	185,500
(1)
Mr. Burke became a director effective September 26, 2013.

(2)
Mr. Crutcher retired as a director on May 8, 2013.

(3)
Messrs. Armario and Leer deferred all of their cash compensation and annual stock grants into 5,868.8009 and 6,815.8046 deferred stock units, respectively, pursuant to the terms of our Non-Employee Director Compensation Program. Each of Messrs. Carter, Ford and Hernandez deferred his annual stock grant into 2,838.3892 deferred stock units under that Program. Directors hold the number of deferred stock units shown in the Security Ownership of Directors and Executive Officers table on page 17 of this proxy statement. These deferred stock units are classified as liability awards for accounting purposes. The balances of liability awards are adjusted over the course of the year to reflect changes in the market value of our stock. The net impact of this accounting treatment in 2013 was to increase (decrease) award balances by the following amounts: Mr. Armario, $265,609; Mr. Carter, $81,164; Mr. Crutcher, $(277,853); Mr. Ford, $90,675; Mr. Hernandez, $82,582; and Mr. Leer, $305,227.

(4)
Each of Ms. Haggerty and Messrs. Burke, Crutcher, Kenney and Lavin received his or her annual stock grant, pro-rated for directors in office less than a year, in shares of our common stock. Mr. Crutcher was issued 1,013 shares based on the average of the high and low sales prices of a share of our common stock on May 8, 2013, the date of Mr. Crutcher's retirement from the Board. Ms. Haggerty and Messrs. Kenney and Lavin were each issued 2,839 shares, and Mr. Burke was issued 710 shares, based on the average of the high and low sales prices of a share of our common stock on December 31, 2013, the last trading day of the year. The amounts in this column reflect the aggregate grant date fair value of the shares issued to Ms. Haggerty and Messrs. Burke, Crutcher, Kenney and Lavin computed in accordance with FASB ASC Topic 718.

(5)
Reflects matching contributions under the USG Foundation matching gift program. This program is generally available to our U.S. employees and to our directors. The Foundation matches up to 50% of donations made to eligible charitable organizations up to a maximum of $5,000 per year for each individual. A portion of the amount for Mr. Armario reflects matches for gifts that were made by Mr. Armario in 2012 but, due to administrative processing time, were paid by the foundation in 2013.

 AUDIT COMMITTEE REPORT

       The Audit Committee, which is comprised entirely of independent directors, has

  •
  reviewed and discussed USG's audited financial statements with management,

  •
  discussed with Deloitte & Touche LLP, USG's independent registered public accountants, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board,

  •
  received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP its independence, and

  •
  based on the review and discussions referred to above, recommended to the Board that USG's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013.

       This report is submitted by the members of the Audit Committee.

  William H. Hernandez, Chair
  Jose Armario
  Thomas A. Burke
  Matthew Carter Jr.
  Gretchen R. Haggerty

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid

       The following is a summary of the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates, or collectively "Deloitte," for professional services rendered for the years ended December 31, 2013 and 2012:

Fee Category	2013	2012
	(thousands)

Audit Fees	$2,567	$2,347
Audit-Related Fees	1,831	228
Tax Fees	68	55
All Other Fees	159	159

Total Fees	$4,625	$2,789

       Audit Fees:    Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements, including debt offerings.

       Audit-Related Fees:    Consists of fees billed for assurance and related services, including acquisition due diligence, that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." For 2013, audit-related fees included $1,798,000 Deloitte billed for financial due diligence in connection with USG's formation of a joint venture with Boral Limited.

       Tax Fees:    Consists of fees billed for professional services related to tax compliance and other tax services. Fees for assistance with international tax compliance amounted to $56,000 in 2013 and $37,000 in 2012. Fees for other tax services, which primarily included international tax planning, amounted to $12,000 in 2013 and $18,000 in 2012.

       All Other Fees:    Consists of fees of $157,000 in 2013 and 2012 for finance transformation consulting services in both years. Other fees also included subscription fees of $2,000 in 2013 and 2012 for Deloitte's Accounting Research Tool.

Pre-Approval of Services

       The Audit Committee's policy for approval of audit and non-audit services to be performed by our independent registered public accountants is attached as Annex A to this proxy statement.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

       In accordance with its charter, the Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accountants for 2014. The Audit Committee requests that stockholders ratify this appointment. If stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. Deloitte & Touche LLP has been examining our financial statements since 2002.

       One or more representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions from stockholders, and they will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2014.

PROPOSAL 3 — ADVISORY VOTE REGARDING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

       We are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this proxy statement. Our compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders, motivates management to achieve our long-term strategic and annual operating objectives and enables us to attract and retain talented managers. Our compensation program ties pay to performance by ensuring that a significant portion of compensation is performance based and at risk. For example, in 2013 84% of the target total compensation for our Chairman, President and Chief Executive Officer was performance based and not guaranteed, and 66% was in the form of long-term equity compensation.

       We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our executive compensation policies and program operate and are designed to achieve our compensation philosophy, as well as the Summary Compensation Table and related compensation tables, footnotes and other narrative on pages 21 through 53 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

       At our annual meeting of stockholders held in May 2011, our stockholders approved the compensation of our named executive officers with more than 87% of the votes cast in favor of the proposal. Consistent with our stockholders' support, our Compensation and Organization Committee and our Board decided to retain the core design of our executive compensation program. However, the Committee and the Board have made certain revisions to the program to further strengthen the alignment of management's interests with the interests of our stockholders. For example, since 2011 the following changes have been made to our executive compensation program:

  •
  Our annual long-term incentive program for executive officers is now 100% performance based, consisting of market share units that are earned based on our stock price performance over multi-year periods and performance share awards that are earned based on a comparison of our total stockholder return over a three-year period to the total stockholder return for companies in the Dow Jones U.S. Construction and Materials Index.

  •
  Long-term incentive awards are subject to double-trigger vesting upon a change in control, effective with the grants made in 2013.

  •
  Employment and Change in Control Severance Agreements entered into since 2012 do not contain provisions providing for modified tax gross-ups or additional service and age credits under our retirement plans.

       We believe that our compensation programs and policies are appropriate and effective in implementing our pay-for-performance compensation philosophy and objective and in achieving our goals, and that they are aligned with stockholder interests and worthy of continued stockholder support. Our compensation programs and policies have resulted in compensation that reflects our financial results and other performance, as described in the Compensation Discussion and Analysis, as well as the market performance of our common stock.

       We are asking stockholders to approve the following advisory resolution at the annual meeting:

    RESOLVED, that the stockholders of USG Corporation (USG) approve, on an advisory basis, the compensation of USG's named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for USG's 2014 Annual Meeting of Stockholders.

       This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation and Organization Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board of Directors recommends a vote FOR the advisory vote approving the compensation of our named executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and greater than 10% owners file reports of beneficial ownership and changes in beneficial ownership of our common stock with the Securities and Exchange Commission. Based on a review of ownership reports filed with the Securities and Exchange Commission during 2013, we believe that all filing requirements under Section 16(a) were met by our directors and executive officers during that year, except that one report of vesting of Restricted Stock Units was inadvertently filed late for Matthew F. Hilzinger due to an administrative error.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

       On June 25, 2001, USG and ten of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. USG and those subsidiaries emerged from Chapter 11 on June 20, 2006. As a result, within the last ten years, all of our executive officers other than Matthew F. Hilzinger who joined us as Executive Vice President and Chief Financial Officer in 2012, have been associated with a corporation that filed a petition under the federal bankruptcy laws that remained contested and had not been finally approved.

ADDITIONAL INFORMATION

       In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone or other means with no additional compensation paid for those services.

       A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, will be sent without charge to any stockholder upon written request addressed to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. The Annual Report on Form 10-K may also be accessed at the Securities and Exchange Commission website www.sec.gov or our website www.usg.com.

       The Board does not know of any matter to be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is properly presented for action, the individuals named in the proxy solicited by the Board intend to vote on such matter in accordance with their best judgment on behalf of the stockholders they represent.

DEADLINE FOR STOCKHOLDER PROPOSALS

       Stockholder proposals intended for inclusion in the proxy statement for our next regularly scheduled annual meeting in May 2015 must be received by us no later than December 4, 2014. Any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission. Under our By-laws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled annual meeting of stockholders in May 2015, including nominations for election of director(s) other than the Board's nominees, must be received no earlier than January 3, 2015 nor later than February 2, 2015 and must comply with the procedures outlined in our By-laws. The By-laws are accessible on our website www.usg.com. A copy of the By-laws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676.

                      By order of the Board of Directors,

                      STANLEY L. FERGUSON
                      Executive Vice President, General Counsel and Secretary

April 3, 2014

 Annex A

USG Corporation

Audit Committee Pre-Approval Policy

       The Audit Committee has adopted the following guidelines regarding the engagement of an independent registered public accounting firm, or independent auditor, to perform audit and non-audit services for USG Corporation (the "Corporation").

STATEMENT OF PRINCIPLES

       In accordance with Sections 201(a) and 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. The Audit Committee will periodically review and authorize policies and procedures, including pre-approval policies and procedures, for the Corporation to follow in engaging the independent auditors to provide services to the Corporation.

       When the Corporation seeks to engage the independent auditors to provide services not pre-approved in the annual authorization, specific pre-approval of such services must be made by the Audit Committee or its Chair. Any pre-approval by the Chair must be presented to the Audit Committee at its next regularly scheduled meeting. The independent auditors are not authorized to provide any services that are prohibited by United States Securities and Exchange Commission (the "SEC") regulation, or any other applicable law or regulation. Additionally, the independent auditors are not allowed to provide any service to the Corporation under a contingent fee arrangement.

AUDIT SERVICES

       At its March meeting, the Audit Committee will review and approve the independent auditors' plan for the year outlining the scope of audit services (including statutory audit engagements as required under local country laws) to be performed for the year, the proposed fees and the related engagement letter. During the remainder of the year, the Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, the Corporation's structure or other matters.

       Audit services include the annual audits of the Corporation's internal controls and consolidated financial statements and quarterly reviews of the Corporation's consolidated financial statements, all in accordance with generally accepted auditing standards. Audit services also include statutory audits of the Corporation's subsidiaries as required by local country laws.

       Audit services also may include services related to the issuance of comfort letters, consents, the review of registration statements filed with the SEC, and the review of, or consultation related to, non-ordinary transactions that may arise during the year. These other audit services may be approved from-time-to-time by the Audit Committee in the same manner as the pre-approval of non-audit services described below.

NON-AUDIT SERVICES

       In cases where management believes that the Corporation's independent auditors should be used for non-audit services, management will submit to the Audit Committee for approval annually at its November meeting, a detailed list of particular non-audit services that it recommends the Audit Committee engage the independent auditors to provide during the following calendar year, as well as detailed backup documentation to the extent necessary to inform the Audit Committee of each of the specific services proposed to be provided. Management and the independent auditors will each confirm to the Audit Committee that each non-audit service on the list is permissible under applicable legal requirements, including the SEC's rules regarding auditor independence. In addition to the list of planned non-audit services, a related budget for expenditures for each non-audit service for the following calendar year will be provided. The budget for non-audit services will reflect the Corporation's policy that fees for non-audit work related to tax planning and other services generally should not exceed the fees for audit, audit-related and tax compliance services.

       The Audit Committee will evaluate the non-audit services recommended by management and assess whether the provision of such services is consistent with appropriate principles of auditor independence and such other factors that the Audit Committee considers relevant, including the principles that (1) the auditor cannot function in the role of management, (2) the auditor cannot audit his or her own work and (3) the auditor cannot serve in an advocacy role for the Corporation. Based on such evaluation, the Audit Committee will determine whether to approve each non-audit service and the budget for each approved service.

       Management is responsible for monitoring the non-audit services provided and the level of related fees against the pre-approval authorization, and will report each actual service provided and a comparison of actual versus pre-approved fees for such service to the Audit Committee on a periodic basis and no less frequently than annually. The independent auditor also will monitor its actual services and fees against the pre-approval authorization and advise management if it is reasonably likely that the level of pre-approved fees for any particular service may need to be exceeded or if it believes that a requested service is not consistent with the pre-approval authorization of the Audit Committee. Any reasonably likely budget overrun, as well as any unresolved question regarding whether a requested service has been pre-approved, shall be reported to the Audit Committee, or its Chair, as promptly as is appropriate under the circumstances, and in any event, no later than the next regularly scheduled Audit Committee meeting.

       To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved non-audit services and related fees. The Chair will report to the Audit Committee at its next meeting any approval so given.

       Non-audit services include the following:

       Audit-Related Services — These include assurance and related services that are reasonably related to the performance of the audit or review of the Corporation's financial statements and that are traditionally performed by the independent auditors. Audit-related services may include, among other things, assistance related to the internal control reporting requirements prescribed under Section 404 of the Sarbanes-Oxley Act of 2002, due diligence related to acquisitions, joint ventures and dispositions, attest services that are not required by statute and consultations concerning financial accounting and reporting matters not related to the current-year audit.

       Tax Services — Tax services may include, but are not limited to, services such as international tax compliance services, property tax services, expatriate tax services, domestic and international tax planning and tax advice related to acquisitions, joint ventures and dispositions. The Audit Committee will normally not permit the retention of the independent auditors in connection with a transaction initially recommended by the independent auditors, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

       Other Services — The Audit Committee also may grant pre-approval to other permissible non-audit services in situations that it considers appropriate.

PROHIBITED NON-AUDIT SERVICES

       Non-audit service categories that are prohibited, including those listed under Section 201 of the Sarbanes-Oxley Act of 2002 and Rule 2-01(c)(4) of Regulation S-X and further defined in the regulations, are identified below:

       1.    Bookkeeping or Other Services Related to the Corporation's Accounting Records or Financial Statements

       2.    Financial Information Systems Design and Implementation

       3.    Appraisal or Valuation Services, Fairness Opinion or Contribution-in-Kind Reports

       4.    Actuarial Services

       5.    Internal Audit Outsourcing Services

       6.    Managerial Functions

       7.    Human Resources

       8.    Broker-Dealer, Investment Advisor or Investment Banking Services

       9.    Legal Services

       10.  Expert Services

       11.  Services related to marketing, planning or opining in favor of the tax treatment of a confidential or "aggressive" transaction, including listed transactions

       12.  Tax services to certain members of management who serve in financial reporting oversight roles at the audit client or to the immediate family members of such individuals

       The foregoing list is subject to the SEC's rules and relevant interpretive guidance concerning the precise definitions of these services and the potential applicability of exceptions to certain of the prohibitions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY FORM IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] ANNUAL MEETING ADMISSION TICKET VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2014. Have your proxy form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY TELEPHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2014. Have your proxy form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. USG CORPORATION 550 WEST ADAMS STREET CHICAGO, IL 60661 M66970-P46916 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. USG CORPORATION For All Withhold All For All Except The Board of Directors recommends you vote FOR all the nominees listed. ! ! ! 1. Election of Directors Nominees: 01) Matthew Carter Jr. 02) Gretchen R. Haggerty 03) Richard P. Lavin 04) James S. Metcalf The Board of Directors recommends you vote FOR proposals 2 and 3. Abstain Against For ! ! ! 2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2014. ! ! ! 3. To approve, by advisory vote, the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! For address changes, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. No Yes Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Annual Meeting of Stockholders of USG Corporation May 14, 2014, 9:00 a.m., Central Time 550 West Adams Street Chicago, Illinois 60661 You must present this ticket (top portion only) to a USG representative to be admitted to the USG Corporation Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders and Proxy Statement, Annual Report on Form 10-K and Letter to Shareholders are available at www.proxyvote.com. M66971-P46916 PROXY - USG CORPORATION This proxy is solicited on behalf of the Board of Directors of USG Corporation for its Annual Meeting of Stockholders on May 14, 2014 The undersigned hereby appoints James S. Metcalf and Stanley L. Ferguson, and each or either of them, proxies, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG Corporation at the annual meeting of stockholders of USG Corporation to be held at 550 West Adams Street, Chicago, Illinois on May 14, 2014, and at any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holder on all other matters properly coming before the meeting. If no direction is given, this proxy will be voted FOR the election of the Board's nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as USG Corporation's independent registered public accountants for 2014, and FOR approval of the compensation of our named executive officers, except for any shares the undersigned holds in the USG Corporation Investment Plan, which will be voted according to the rules of that plan. PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE, EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET. Address Changes: __________________________________________________________________________________________ _________________________________________________________________________________________________________ (If you noted any Address Changes above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
Important Notice Regarding the Availability of the Proxy Materials for the Stockholder Meeting to be held on May 14, 2014
PRINCIPAL STOCKHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE IN 2017
Directors Continuing in Office (Terms Expiring in 2015)
Directors Continuing in Office (Terms Expiring in 2016)
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION AND ORGANIZATION COMMITTEE REPORT
2013 SUMMARY COMPENSATION TABLE
SUPPLEMENTAL TABLE
2013 GRANTS OF PLAN-BASED AWARDS TABLE
2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
2013 OPTION EXERCISES AND STOCK VESTED TABLE
2013 PENSION BENEFITS TABLE
2013 NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2013 DIRECTOR COMPENSATION TABLE
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL 3 — ADVISORY VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
ADDITIONAL INFORMATION
DEADLINE FOR STOCKHOLDER PROPOSALS
  Annex A USG Corporation Audit Committee Pre–Approval Policy